AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 2004
                           REGISTRATION NO. 333-114459
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                   ----------

                               BIO-ONE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEVADA                               2833                       65-0815746
   (State or Other Jurisdiction        (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)      Classification Code Number)        Identification No.)


                                                         ARMAND DAUPLAISE
   1630 WINTER SPRINGS BLVD.                        1630 WINTER SPRINGS, BLVD.
 WINTER SPRINGS, FLORIDA 32708                     WINTER SPRINGS, FLORIDA 32708
         (407) 977-1005                                   (407) 977-1005
(Address and telephone number                      (Name, address, and telephone
of principal executive offices)                    number of agent for service)

                                   Copies to:
  Clayton E. Parker, Esq.                             Ronald S. Haligman, Esq.
 Kirkpatrick & Lockhart LLP                          Kirkpatrick & Lockhart LLP
201 South Biscayne Boulevard                        201 South Biscayne Boulevard
         Suite 2000                                          Suite 2000
    Miami, Florida 33131                                Miami, Florida 33131
 Telephone: (305) 539-3300                            Telephone: (305) 539-3300
 Telecopier: (305) 358-7095                          Telecopier: (305) 358-7095

         Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. [ ]
         If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 6, 2004


                               BIO-ONE CORPORATION
                       293,384,616 SHARES OF COMMON STOCK

         This Prospectus relates to the sale of up to 293,384,616 shares of Bio-One's common stock by certain persons, who are, or will become, stockholders of Bio-One. The selling stockholders consist of:

         o Cornell Capital Partners, L.P., which intends to sell up to an aggregate amount of 293,346,154 shares of common stock, which includes 250,000,000 pursuant to a Standby Equity Distribution Agreement, 20,000,000 shares of common stock underlying a convertible debenture, 20,500,000 shares of common stock underlying warrants and 2,846,154 shares of common stock issued as a commitment fee pursuant to the Standby Equity Distribution Agreement.

         o Newbridge Securities Corporation, an unaffiliated registered broker-dealer retained by Bio-One in connection with the Standby Equity Distribution Agreement, which intends to sell 38,462 shares of common stock issued as a placement agent fee.

         Please refer to "Selling Stockholders" beginning on page 13.

         Bio-One is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by us.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On April 1, 2004, the last reported sales price of our common stock was $0.26 per share.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Bio-One 100% of the market price of our common stock. Cornell Capital Partners is entitled to retain 5% of the proceeds raised by us under the Standby Equity Distribution Agreement.

         Bio-One engaged Newbridge Securities Corporation, an unaffiliated registered broker-deal, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation paid a fee of $10,000 by the issuance of 38,462 shares of Bio-One's common stock.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "BICO."

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

         With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this prospectus is May __, 2004

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................3
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................4
RISK FACTORS...................................................................5
FORWARD-LOOKING STATEMENTS....................................................12
SELLING STOCKHOLDERS..........................................................13
USE OF PROCEEDS...............................................................15
DILUTION......................................................................16
STANDBY EQUITY DISTRIBUTION AGREEMENT.........................................17
PLAN OF DISTRIBUTION..........................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.......................................................21
DESCRIPTION OF BUSINESS.......................................................27
MANAGEMENT....................................................................35
FISCAL YEAR END OPTIONS/SAR VALUES............................................38
DESCRIPTION OF PROPERTY.......................................................38
LEGAL PROCEEDINGS.............................................................38
PRINCIPAL SHAREHOLDERS........................................................38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................40
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
  OTHER SHAREHOLDER MATTERS...................................................41
DESCRIPTION OF SECURITIES.....................................................42
EXPERTS.......................................................................44
LEGAL MATTERS.................................................................44
AVAILABLE INFORMATION.........................................................44
INDEX TO FINANCIAL STATEMENTS................................................F-1
PART II.....................................................................II-1

--------------------------------------------------------------------------------

         Our audited financial statements for the fiscal year December 31, 2003 are contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

         The following Prospectus Summary contains the most material information on Bio-One Corporation. You should read the entire Prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   OUR COMPANY

         Bio-One Corporation, a Nevada corporation, was incorporated on February 24, 1998 to engage in the nutritional supplement marketing and internet consulting business.

         On May 30, 2000, Bio-One entered into a share exchange with Crown Enterprises, Inc., a Florida corporation. Pursuant to the Agreement and Plan of Share Exchange, dated May 30, 2000, Bio-One exchanged 10,000,000 shares of common stock, or 85.47% of our then-current issued and outstanding common stock, in exchange for 100% of the then-current issued and outstanding common stock of Crown Enterprises. The year 2001 was the last full year of operation of Crown Enterprises.

         Pursuant to the Agreement and Plan of Share Exchange, Armand Dauplaise was appointed as Bio-One's President and Chairman of the Board of Directors and Kevin Lockhart was appointed as Bio-One's Secretary and a Director. All of the prior officers and directors of Bio-One resigned pursuant to the Agreement and Plan of Share Exchange. Prior to the share exchange, Messrs. Dauplaise and Lockhart each owned 46%, respectively, of Crown Enterprises.

         We operated Crown Enterprises to pursue its evolving program of microscopic analysis and nutritional supplement sales. Due to limited financing, we could not effectively operate the microscopy and vitamin supplement programs. Differences arose among the members of the Board of Directors as to the proper course of action. The matter was settled by transferring all of the tangible and intangible assets of Crown Enterprises valued at $5,000 to Mr. Lockhart. In exchange, Mr. Lockhart forgave $173,000 in back pay and Bio-One redeemed 1,750,000 shares of Bio-One common stock owned by Mr. Lockhart. Mr. Lockhart also tendered his resignation as an officer, director and employee of the Company, leaving Mr. Dauplaise as our sole officer and director. Crown Enterprises ceased operations effective June 30, 2002.

         Bio-One's focus is to manufacture and market products in the nutritional supplement industry. We believe that the customer base and demands for nutritional supplements is growing significantly. We intend to vertically integrate production, marketing and distribution. On September 11, 2003, our wholly-owned subsidiary, PNLabs, Inc., successfully consummated the acquisition of all of the assets of Physicians Nutraceutical Laboratories, Inc. The purchased assets included inventory, accounts receivable, office furniture, the rights to the 5 products marketed by Physicians Nutraceutical Laboratories and all rights to the operational business of Physicians Nutraceutical Laboratories. Physicians Nutraceutical Laboratories did not retain any assets. The consideration given for the purchase of the assets of Physicians Nutraceutical Laboratories was a five year, 5% royalty on all monthly net sales of PNLabs. Currently, Physicians Nutraceutical Laboratories' only business activity is to distribute the royalty proceeds to its shareholders. Physicians Nutraceutical Laboratories has agreed that it will not compete with Bio-One, PNLabs or any of our products. Physicians Nutraceutical Laboratories has been in business since 1999 and prior to the sale of its assets it employed five people. PNLabs has retained all five of these people, which include an accounting manager, a general manger, an administrative assistant and two office staff personnel. Physicians Nutraceutical Laboratories previously marketed five products: (1) Choless(TM); (2) Choless(TM) Test Kit; (3) Hormone Health; (4) Arthritis Health; and (5) Basic Essentials Multi-Vitamin. Physicians Nutraceutical Laboratories developed the product formulas and previously marked these products to healthcare practitioners and retails stores. All of Physicians Nutraceutical Laboratories' distribution agreements with respect to these products have expired. We intend to continue to market these five products through PNLabs, as well as add new products to our product lines, and further develop a comprehensive marketing plan for all of our products.

         On February 4, 2004, we consummated a stock acquisition transaction with American Nutritional Exchange, Inc., a Florida corporation. Pursuant to a Stock Purchase Agreement, we purchased shares of American Nutritional Exchange's capital stock representing eighty percent (80%) of the votes of all of the issued and outstanding shares of American Nutritional Exchange capital stock for
(i) a purchase price in an amount equal to $1,000,000 payable in installments and (ii) a credit line to be made available to American Nutritional Exchange in the principal amount of $1,000,000, which may be drawn down in traunches during 2004. Pursuant to the Stock Purchase Agreement, we are entitled to receive thirty percent (30%) of any future distribution of profits of American Nutritional Exchange and/or thirty percent (30%) of any future distribution of proceeds from a sale of American Nutritional Exchange.

         American Nutritional Exchange is a wholesale distributor of nationally branded nutritional supplements. American Nutritional Exchange sells nutritional supplement products to retail stores representing independent, large and small chain vitamin outlets, health clubs and convenience stores throughout the southeast United States. American Nutritional Exchange has obtained distribution rights with approximately 25 manufacturers of nutritional brands in the natural products industry.

         On March 31, 2004, we consummated the acquisition of all the issued and outstanding capital stock of Interactive Nutrition Inc., a company organized under the laws of Canada. Pursuant to a Share Purchase Agreement, we acquired all of the issued and outstanding capital stock of Interactive Nutrition for an aggregate purchase price of C$30,400,000. We paid C$15,000,000 in cash at closing and issued a Convertible Promissory Note in the principal amount of C$15,000,000, which we are obligated to pay 57 consecutive monthly installments of C$263,158 commencing on July 1, 2004.

         Interactive Nutrition is a manufacturer and distributor of branded, specialty nutritional supplements, which are currently marketed in the United States, Canada and Hong Kong. Interative Nutrition specializes in providing research, development and custom formulation of premium nutritional supplement, private-label formulas, including over-the-counter, pharmaceutical-grade, private-label formulations. Interative Nutrition's products include: SoyOneTM Protein for Women, SoyOneTM Nutrition Bars, ISOWheyTM Protein Powder, Creative BlastTM and Total Whey. Interative Nutrition is a Current Good Manufacturing Practices manufacturer. Interative Nutrition operates in a 40,000-square-foot facility in Ottawa, Canada.

         On April 4, 2004, we consummated a joint venture transaction with Weifang Shengtai Pharmaceuticals Co. Ltd., a company organized under the laws of the People's Republic of China and located in Changle County, Shandong Province. Pursuant to the Joint Venture Agreement, we acquired 51% of the joint venture entity with Weifang Shengtai Pharmaceuticals for a cash payment equal to $2,000,000 and 2,090,000 shares of our Series A Preferred Stock. Weifang Shengtai Pharmaceuticals is a manufacturer and distributor of glucose in China and holds three patents. The product distribution is conducted through direct sales from the Sales Department and sales branches with offices in nine major cities and is a supplier of glucose to many of China's major pharmaceutical companies. In January 2004, Weifang Shengtai moved into their newly-constructed 35 acre facility and are now one of the top three employers in their country. The 450-employee business will continue to be run with its present management team.


         Our management believes that the nutritional supplement industry is highly fragmented. We intend to implement a business strategy to attempt to take advantage of the fragmented nature of the nutritional supplement industry. However, in order to implement this business strategy we will need to raise significant working capital. Prior to PNLabs' acquisition of the assets of Physicians Nutraceutical, we had no operations, products, customers, supplies, marketing, distribution system or sales. In addition, prior to this acquisition, we generated no revenues, had incurred an operating loss since inception and as of December 31, 2003 and had an accumulated deficit of approximately $3.3 million. For the year ended December 31, 2003, we had revenues of $103,312. Further, prior to the acquisition of the assets of Physicians Nutraceutical Laboratories, we had only one employee and did not own or lease any real property. Each of the auditor reports of Tschopp, Whitcomb & Orr, P.A. and Stark Winter Schenkein & Co., LLP with respect to Bio-One and Physicians Nutraceutical Laboratories (prior to the acquisition of its assets by Bio-One) indicate going concern qualifications, respectively.

                                    ABOUT US

         Our principal place of business is located at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708 and our telephone number at that address is (407) 977-1005.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

         o Cornell Capital Partners, which intends to sell up to an aggregate amount of 293,346,154 shares of common stock, which includes 250,000,000 pursuant to a Standby Equity Distribution Agreement, 20,000,000 shares of common stock underlying a convertible debenture, 20,500,000 shares of common stock underlying warrants and 2,846,154 shares of common stock issued as a commitment fee pursuant to the Standby Equity Distribution Agreement.

         o Newbridge Securities Corporation, an unaffiliated broker-dealer retained by Bio-One in connection with the Standby Equity Distribution Agreement, which intends to sell up to 38,462 shares of common stock issued as a placement agent fee.

         Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $50 million. Cornell Capital Partners will purchase the shares of common stock for 100% of the lowest closing bid price of our common stock during the 5 trading days immediately following notice of our intent to make a draw down under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price.

         Based on our recent stock price of $0.26, we would have to issue to Cornell Capital Partners 192,307,692 shares of our common stock in order to draw down the entire $50 million available to us under the Standby Equity Distribution Agreement. As of April 1, 2004, we had 59,515,870 shares of common stock issued and outstanding.

COMMON STOCK OFFERED         293,384,616

OFFERING PRICE               Market price

COMMON STOCK OUTSTANDING     59,515,870 shares
BEFORE THE OFFERING(1)

COMMON STOCK OUTSTANDING     352,900,486
AFTER THE OFFERING(2)

USE OF PROCEEDS              We will not receive any of the proceeds from the
                             sale of stock by the selling stockholder. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used to finance acquisitions and general working capital purposes. See "Use of Proceeds."

RISK FACTORS                 The securities offered hereby involve a high degree
                             of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See
                             "Risk Factors" and "Dilution." DIVIDEND POLICY We do not intend to pay dividends on our common stock.
                             We plan to retain any earnings for use in the operation of our business and to find future growth.

OVER-THE-COUNTER             BICO
BULLETIN BOARD SYMBOL

----------
(1)      Based on shares outstanding as of April 1, 2004.
(2) Assumes that all shares available for our Standby Equity Distribution Agreement, which are offered under this Prospectus, are issued.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of our Financial Statements, which are included elsewhere in this Prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this Prospectus as well as with our Financial Statements and the notes therewith.

                                                  FOR THE YEAR     FOR THE YEAR
                                                     ENDED             ENDED
                                                  DECEMBER 31,     DECEMBER 31,
                                                      2003             2002
STATEMENT OF OPERATION DATA:                       (AUDITED)        (AUDITED)
                                                 -----------      -----------
Revenues                                         $   103,312      $    22,220
Cost of goods Sold                                    35,296            9,343
Selling, general and administrative expenses       1,435,933        1,051,123
Other Income                                              --          146,997
Net (loss)                                        (1,383,112)        (609,761)
Net loss per share - basic and diluted           $     (0.04)     $     (0.04)

                                                  DECEMBER 31,     DECEMBER 31,
                                                      2003             2002
BALANCE SHEET DATA:                                (AUDITED)        (AUDITED)
                                                 -----------      -----------
Cash and cash equivalents                        $   210,021      $    14,742
Total Current Assets                                 285,647           14,742
Property and Equipment                                38,003            4,099
Other Assets                                         302,276          292,000
                                                 -----------      -----------
Total Assets                                     $   625,926      $   310,841
                                                 ===========      ===========

Accounts payable                                      32,659          124,596
Notes Payable                                        574,502           71,008
Accrued Expenses                                     151,761          111,375
Current Installments of Notes Payable                     --           74,502
                                                 -----------      -----------
Total current liabilities                        $   758,922      $   381,481
                                                 -----------      -----------

Common stock                                          44,238           18,855
Additional paid-in capital                         3,081,750        1,786,377
Accumulated (deficit)                             (3,258,984)      (1,875,872)
                                                 -----------      -----------
Total stockholders' equity                       $  (132,996)     $   (70,640)
                                                 ===========      ===========

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $3,258,984 as of December 31, 2003. For the years ended December 31, 2003, 2002 and 2001, we incurred a net loss of $1,383,112, $609,761 and $677,150, respectively. We cannot predict the amount of revenues, if any, we may generate as a result of our acquisitions of: (i) all of the assets of Physicians Nutraceutical Laboratories, Inc., (ii) all of the capital stock of American Nutritional Exchange, (iii) all of the capital stock of Interactive Nutrition, or (iv) a 51% interest in Weifang Shengtai Pharmaceuticals. Consequently, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our revised business plan, which calls for us to secure both debt and equity financing while aggressively pursuing acquisitions and/or joint ventures with companies in the nutritional supplement industry. Our ability to continue as a going concern will be dependent upon our ability to draw down on our Standby Equity Distribution Agreement that we have established with Cornell Capital Partners. If we incur any problems in drawing down our Standby Equity Distribution Agreement, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations, we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         We have relied on significant external financing to fund our operations. As of December 31, 2003, we had received a total of $1.5 million under our previously existing Equity Line of Credit that we entered into July 25, 2002 with Cornell Capital Partners. We received all of these proceeds in fiscal years 2002 and 2003, both periods in which we had no revenues. Prior to our previously existing Equity Line of Credit, our officers and directors advanced us approximately $70,000 in 2002 during a period in which we had approximately $20,000 in revenues. As of December 31, 2003, we had $210,021 in cash and cash equivalents and our total current assets were $285,647. Our current liabilities were $758,922 as of December 31, 2003. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. As of April 1, 2004, we estimate that we will require $720,000 to fund our anticipated operating expenses and approximately $25,000,000 to fund our expansion plans for the next twelve months. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE MAY NOT BE SUCCESSFUL IN INTEGRATING THE BUSINESS OF OUR RECENT ACQUISITIONS

         On September 11, 2003, our wholly-owned subsidiary, PNLabs, Inc., acquired substantially all of the assets of Physicians Nutraceutical Laboratories, Inc. The purchased assets included, among other things, the rights to market the 5 products marketed by Physicians Nutraceutical Laboratories and all rights to the operational business of Physicians Nutraceutical Laboratories. On February 4, 2004, we acquired shares of American Nutritional Exchange, Inc. representing 80% of the votes of all issued and outstanding shares of American Nutritional Exchange. American Nutritional Exchange is a wholesale distributor of nationally branded nutritional supplements. On March 31, 2004, we acquired all of the issued and outstanding capital stock of Interactive Nutrition, Inc. Interactive Nutritional is a manufacturer and distributor of branded, specialty nutritional supplements, which are currently marketed in the United States, Canada and Hong Kong. On April 4, 2004, we acquired a 51% interest in Weifang Shengtai Pharmaceuticals Co. Ltd., a Chinese joint venture. Weifang Shengtai Pharmaceuticals is a manufacturer and distributor of glucose in China.

         We may fail to successfully market our new products and/or integrate the operations of Physicians Nutraceutical Laboratories, American Nutritional Exchange, Interactive Nutrition or the Chinese joint venture into Bio-One. The integration of our new operations could place an increasing strain on our management and financial resources. If we fail to integrate the products and operations of Physicians Nutraceutical Laboratories, American Nutritional Exchange, Interactive Nutrition or Weifang Shengtai Pharmaceuticals into our business, we may be forced to curtail or cease our business operations.


ALL OF OUR ASSETS ARE PLEDGED TO SECURE CERTAIN DEBT OBLIGATIONS, WHICH WE COULD FAIL TO REPAY

         Pursuant to our Secured Convertible Debenture in the principal amount of $15 million issued to Cornell Capital Partners, L.P. on April 1, 2004, we were required to secure such debenture's repayment with all of Bio-One's assets. At our option, the convertible debenture may be paid in cash or converted in shares of our common stock unless converted earlier by the holder. If either Bio-One or Cornell Capital Partners elect to convert the convertible debenture into shares of our common stock, our current shareholders will experience significant dilution. In the event we are unable to repay the convertible debenture, we could lose all of our assets and be forced to cease our operations.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Our common stock is traded on the Over-the-Counter Bulletin Board. Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in the nutritional supplement industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock in March 2004 was 1,971,415 shares. The high and low bid price of our common stock for the last two years has been $0.50 and $0.04, respectively. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS WHEN NEEDED UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT AND THE PRICE OF OUR COMMON STOCK WILL AFFECT OUR ABILITY TO DRAW DOWN ON THE STANDBY EQUITY DISTRIBUTION AGREEMENT

         Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Standby Equity Distribution Agreement. The amount of each advance under the Standby Equity Distribution Agreement is subject to a maximum amount equal to $525,000 and up to an aggregate maximum advance amount equal to $2,100,000 in any thirty-calendar-day period. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed.

         In addition, there is an inverse relationship between the price of our common stock and the number of shares of common stock which will be issued under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.26, we would have to issue to Cornell Capital partners 192,307,692 shares of our common stock in order to draw down the entire $50 million available to us under the Standby Equity Distribution Agreement. We are registering 250,000,000 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. Our Articles of Incorporation currently authorize Bio-One to issue 500 million shares and, as of April 1, 2004, we had 59,515,870 shares of common stock issued and outstanding. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 250,000,000 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs on the Standby Equity Distribution Agreement. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources other than our Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of Armand Dauplaise, our President and Chairman of the Board of Directors. Mr. Dauplaise has been instrumental in securing our existing financing arrangements. In addition, Mr. Dauplaise's efforts resulted in our acquisitions of: (i) all of the assets of Physicians Nutraceutical Laboratories, (ii) all of the issued and outstanding capital stock of American Nutritional Exchange, (iii) all of the issued and outstanding capital stock of Interactive Nutrition, and (iv) a 51% interest in Weifang Shengtai Pharmaceuticals. Mr. Dauplaise is also primarily responsible for identifying additional acquisition candidates with the assistance of Health Business Partners LLC and undertaking due-diligence investigations. Mr. Dauplaise receives a salary of $150,000 per year and a car allowance pursuant to his employment agreement with Bio-One. The employment agreement is for one year and is renewable annually. The loss of the services of Mr. Dauplaise could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Dauplaise.

         In addition, in order to implement our revised business strategy, we believe that we will need to attract and retain a Chief Financial Officer, a Director of Marketing, a Director of Operations, an Information Technology Officer and additional administrative support staff as our company grows.

WE MAY BE UNABLE TO MANAGE GROWTH

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

         o Respond to the needs of an operating business and be able to fully integrate management and controls to our acquisition of:
                  (i) all of the assets of Physicians Nutraceutical Laboratories, Inc., (ii) all of the issued and outstanding capital stock of American Nutritional Exchange, (iii) all of the issued and outstanding capital stock of Interactive Nutrition, and (iv) a 51% interest in Weifang Shengtai Pharmaceuticals, as well as any future acquisitions; and

         o Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

THE ISSUANCE OF PREFERRED STOCK MAY ENTRENCH MANAGEMENT OR DISCOURAGE A CHANGE OF CONTROL

         Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock such rights as to entrench management. If the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors.

WE EXPECT INTENSE COMPETITION IN OUR INDUSTRY

         Many of our competitors have significantly greater name recognition and financial and other resources. If we are not able to compete effectively against our competitors, we will be forced to curtail or cease our business operations. Our main competitors are NBTY, Natrol, Herbalife and Nutraceuticals. We believe the products that compete with ours, include Cholesterol Success, Cholesterol Free Fish Oil, Complete Balance, Dong Quai, Arthritis Pain Relief and Bone Core, Centrum and ABC Plus. Our market share in the nutrition supplement industry is very small at this time.

OUR INDUSTRY IS SUBJECT TO GOVERNMENT REGULATION

         The manufacturing, processing, formulation, packaging, labeling and advertising of vitamins and other Nutraceutical products are subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities, as well as of foreign countries, in which our products may be sold. We may incur significant costs in complying with these regulations. In the event we cannot comply with government regulations affecting our business and products, we may be forced to curtail or cease our business operations.

FUTURE ACQUISITIONS MAY DISRUPT OUR BUSINESS AND DEPLETE OUR FINANCIAL RESOURCES

         Any future acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products and technologies. While we have no current agreements to do so, we anticipate buying businesses, products and/or technologies in the future in order to fully implement our business strategy. In the event of any future acquisitions, we may:

         o issue stock that would dilute our current stockholders' percentage ownership;

         o        incur debt;

         o        assume liabilities;

         o incur amortization expenses related to goodwill and other intangible assets; or

         o        incur large and immediate write-offs.

         The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage up our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of our business.

         Our operation of any acquired business will also involve numerous risks, including:

         o integration of the operations of the acquired business and its technologies or products;

         o        unanticipated costs;

         o        diversion of management's attention from our core business;

         o adverse effects on existing business relationships with suppliers and customers;

         o risks associated with entering markets in which we have limited prior experience; and

         o potential loss of key employees, particularly those of the purchased organizations.

OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MAKE ACQUISITIONS WITH OUR COMMON STOCK

         We cannot predict the actual number of shares of common stock that will be issued pursuant to our Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. It may be necessary for our shareholders to approve an increase in our authorized common stock for us to register additional shares of common stock in order to have sufficient authorized shares available to make acquisitions using our common stock. As we issue shares of common stock pursuant to the Standby Equity Distribution Agreement, we may not have sufficient shares of our common stock available to successfully attract and consummate future acquisitions.

INVESTORS SHOULD NOT RELY ON AN INVESTMENT IN OUR STOCK FOR THE PAYMENT OF CASH DIVIDENDS

         We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Investors should not make an investment in our common stock if they require dividend income. Any return on an investment in our common stock will be as a result of any appreciation, if any, in our stock price.

THERE ARE NO CONCLUSIVE STUDIES REGARDING THE MEDICAL BENEFITS OF NUTRITIONAL SUPPLEMENTS

         Many of the ingredients in our current products, and we anticipate in our future products, will be vitamins, minerals, herbs and other substances for which there is not a long history of human consumption. Although we believe all of our products to be safe when taken as directed by us, there is little experience with human consumption of certain of these product ingredients in concentrated form. In addition, we are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies, we could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

THE MANUFACTURE AND DISTRIBUTION OF VITAMINS AND OTHER NUTRITIONAL SUPPLEMENTS COULD RESULT IN PRODUCT LIABILITY CLAIMS

         We, like any other retailer, distributor and manufacturer of products that are designed to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. We do not anticipate obtaining contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification if obtained will be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial conditions.

POTENTIAL EFFECT OF ADVERSE PUBLICITY

         We believe the growth experienced by the nutritional supplement market is based in part on national media attention regarding scientific research suggesting potential health benefits from regular consumption of certain vitamins and other nutritional products. Such research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary.

         In the future, scientific research and/or publicity may not be favorable to the nutritional supplement market or any particular product, or may be inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question such earlier research could have a material adverse effect on our operations and financial condition. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations.

ANY FUTURE ACQUISITIONS WILL HAVE TO DEVELOP NEW PRODUCTS IN ORDER TO KEEP PACE WITH CHANGING CONSUMER DEMANDS

         The dietary supplement industry is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. Our goal is to expand our portfolio of dietary supplement products through acquisition of existing companies and/or products serving niche segments of the industry. New products must be introduced in a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences.

         We believe that any future success of our company will depend, in part, on our ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. If we are unable to develop and introduce new products or if our new products are not successful, our sales may be adversely affected as customers seek competitive products. In addition, our introduction or our announcement of new products could result in a reduction in sales of our existing products, requiring us to carefully manage product introductions in order to minimize disruption in sales of our existing products. Any reduction in purchases or consumption of our existing products could have a material adverse effect on our business, operating results and financial condition.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including officers and directors are the holders of "restricted securities". These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. As of April 1, 2004, approximately 5,400,000 shares of our common stock are deemed restricted.

         Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 293,384,616 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT

         The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. At a recent stock price of $0.26, we would have to issue 192,307,692 shares of common stock to draw down the entire $50 million available to us under the Standby Equity Distribution Agreement. These shares would represent approximately 83.1% of our outstanding common stock upon issuance.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 293,384,616 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES

         The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Standby Equity Distribution Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock. Cornell Capital Partners can cover any short positions only with shares received from us under the Standby Equity Distribution Agreement.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

         We are registering 293,384,616 shares of common stock in this offering. These shares represent 58.7% of our authorized capital stock and would upon issuance represent approximately 83.1% of the then issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Bio-One in an election of directors.

                           FORWARD-LOOKING STATEMENTS

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree's customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling stockholders have never held a position or office, or had any other material relationship, with Bio-One, except as follows:

         o Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners has agreed to purchase up to $50 million of common stock from us. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Neither Cornell Capital Partners, nor its agents has a short position or has had a short position at any time since the Standby Equity Distribution Agreement was executed on March 31, 2004. On July 25, 2002, Bio-One and Cornell Capital Partners entered into an Equity Line of Credit in which Cornell Capital Partners agreed to purchase up to $10 million of common stock from us. Shares of Credit were previously registered with the Securities and Exchange Commission.

         o Newbridge Securities Corporation, an unaffiliated broker-dealer, is the placement agent retained by Bio-One in connection with the Standby Equity Distribution Agreement. Guy Amico, President of Newbridge Securities Corporation, makes the investment decisions on behalf of Newbridge Securities Corporation. Newbridge Securities Corporation received shares of our common stock in the ordinary course of business and, to our knowledge, at the time Newbridge Securities Corporation received its shares to be resold in this Prospectus, it has no agreement or understandings, directly or indirectly, with any person to distribute the shares.

         The selling stockholders are as follow:

                                                                PERCENTAGE OF                                   PERCENTAGE OF
                                                                 OUTSTANDING                                     OUTSTANDING
                                                  SHARES           SHARES        SHARES TO BE       SHARES         SHARES
                                               BENEFICIALLY     BENEFICIALLY    ACQUIRED UNDER    TO BE SOLD    BENEFICIALLY
                                               OWNED BEFORE     OWNED BEFORE      THE LINE OF       IN THE       OWNED AFTER
SELLING STOCKHOLDER                             OFFERING(1)      OFFERING(2)        CREDIT       OFFERING(3)      OFFERING
--------------------------------               ------------     -------------   --------------   -----------    -------------
Cornell Capital Partners, L.P.                 2,916,277(4)          4.9%         250,000,000    293,346,154          0%
Newbridge Securities Corporation                  38,462                *                   0         38,462          0%

---------------

 *       Represents less than 1%.
(1) The shares of common stock in this column represent outstanding shares of common stock, as well as shares of common stock that may be acquired upon conversion or exercise of outstanding convertible debentures within 60 days of April 1, 2004.
(2) Applicable percentage of ownership is based on 59,515,870 shares of common stock outstanding as of April 1, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of April 1, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 1, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) Bio-One cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement or upon the conversion of the convertible debentures, in part, because the purchase price of the shares under the Standby Equity Distribution Agreement and the conversion price of the shares under the convertible debentures will fluctuate based on prevailing market conditions and Bio-One has not determined the total amount of advances under the Standby Equity Distribution Agreement that it intends to draw. Therefore, the number of shares of common stock registered in connection with the Standby Equity Distribution Agreement and upon the conversion of the convertible debentures is based on Bio-One's good-faith estimate of the maximum number of shares that Bio-One will issue with respect thereto based upon current market prices of the company's common stock.

(4) Includes 70,123 shares of common stock that may be acquired within 60 days of April 1, 2004 pursuant to the conversion of convertible debentures and the exercise of warrants and 2,846,154 shares of common stock that Cornell Capital Partners received as a commitment fee pursuant to the one Standby Equity Distribution Agreement. Pursuant to the Secured Convertible Debenture, dated March 26, 2004, Cornell Capital Partners may not beneficially own in excess of 4.9% of the issued and outstanding shares of common stock of Bio-One at anytime following any conversion of the Secured Convertible Debenture.

                                 USE OF PROCEEDS

         This Prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement, which we intend to use for general working capital purposes, including, among other things, funding anticipated future acquisitions. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 100% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 consecutive trading days immediately following an advance date. Cornell Capital Partners will retain 5% of each advance pursuant to the terms of our Standby Equity Distribution Agreement

DETERMINATION OF OFFERING PRICE

         The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale by Cornell Capital Partners.

DIVIDEND POLICY

         It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

         For illustrative purposes, Bi-One has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus the 5% retainage.

GROSS PROCEEDS                                 $15,000,000   $25,000,000   $50,000,000

NET PROCEEDS                                   $14,165,000   $23,665,000   $47,415,000

USE OF PROCEEDS:
--------------------------------------------------------------------------------------
Acquisitions                                   $12,000,000   $21,000,000   $44,000,000
Sales And Marketing                                750,000     1,250,000     2,000,000
General Working Capital                          1,415,000     1,415,000     1,415,000
                                               -----------   -----------   -----------
TOTAL                                          $14,165,000   $23,665,000   $47,415,000
                                               ===========   ===========   ===========

                                    DILUTION

         The net tangible book value of Bio-One as of December 31, 2003 was $(132,996) or $(0.0030) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Bio-One (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Bio-One, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.26 per share.

         If we assume that Bio-One had issued 192,307,692 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.26 per share (i.e., the maximum number of shares needed in order to raise a total of $50 million available under the Standby Equity Distribution Agreement), less a retention fee of $2,500,000 and offering expenses of $85,000, our net tangible book value as of December 31, 2003 would have been $47,282,004 or $0.1999 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.2029 per share and an immediate dilution to new stockholders of $0.0601 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $   .26
Net tangible book value per share before this offering     $(0.0030)
Increase attributable to new investors                     $ 0.2029
                                                           --------
Net tangible book value per share after this offering                   $0.1999
                                                                        -------
Dilution per share to new stockholders                                  $0.0601
                                                                        =======

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

               ASSUMED            NO. OF SHARES TO BE     DILUTION PER SHARE TO
           OFFERING PRICE              ISSUED(1)              NEW INVESTORS
           --------------         -------------------     ---------------------
               $0.260                192,307,692                 $0.0601
               $0.195                256,410,256                 $0.0377
               $0.130                384,615,384                 $0.0197
               $0.065                769,230,769                 $0.0069

----------
(1) Bio-One is registering 250,000,000 shares of common stock pursuant to the Standby Equity Distribution Agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $50 million. We are registering 250,000,000 shares to be issued pursuant to the Standby Equity Distribution Agreement in the accompanying registration statement. If we request advances under the Standby Equity Distribution Agreement, Cornell Capital Partners will purchase shares of common stock of Bio-One for 100% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the market price. This Prospectus relates to the shares of common stock to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement, as well as shares of our common stock issued to Cornell Capital Partners as a commitment fee under the Standby Equity Distribution Agreement and shares of our common stock that may be issued to Cornell Capital Partners pursuant to the conversion of a secured convertible debenture and the exercise of warrants. Cornell Capital Partners cannot transfer its interest in the Standby Equity Distribution Agreement to any other person.

         We will not receive any advances pursuant to the Standby Equity Distribution Agreement until the accompanying registration statement is declared effective by the Securities and Exchange Commission. Based on a recent stock price of $0.26, we would have to issue 192,307,692 shares of our common stock to draw down the entire $50 million available to us under the Standby Equity Distribution Agreement. Our current Articles of Incorporation authorize us to issue 500 million shares of common stock. We are registering 250,000,000 shares of our common stock in the accompanying registration statement to be issued pursuant to the Standby Equity Distribution Agreement. As a result, if we need to issue more than 250,000,000 shares to draw down the entire $50 million available under the Standby Equity Distribution Agreement, we will have to file a new registration statement covering any additional shares.

         ADVANCES. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement.

         MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 5 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

         COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners has made advances totaling $50 million or
(ii) two years after the effective date of the accompanying registration statement.

         MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $50 million. The maximum amount of each advance is equal to $525,000 and up to a maximum of $2,100,000 in any thirty-day period. In addition, in no event shall the number of shares issuable to Cornell Capital Partners cause it to own in excess of 9.9% of the then outstanding shares of common stock of Bio-One.

         NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Based upon a recent price of our common stock of $0.26, we would have to issue 192,307,692 shares of our common stock to draw down the entire $50 million available to us under the Standby Equity Distribution Agreement. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, under the Standby Equity Distribution Agreement, at various prices.

Purchase Price:                                                  $0.260           $0.195            $0.130        $0.065
Number Of Shares Required To Draw Down the $50
  Million Under The Standby Equity Distribution
  Agreement:                                                192,307,692       256,410,25       384,615,384   769,230,769(1)
Total Outstanding(2):                                       251,823,562      315,926,126       444,131,254   828,746,639(1)
Percent Outstanding(3):                                            76.4%            81.2%             86.6%         92.8%

----------
(1) Our current Articles of Incorporation do not permit us to issue more than 500 million shares of common stock.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners.
(3) Represents the numbers shares of common stock to be issued to fully draw down on the $50 million available under the Standby Equity Distribution Agreement as a percentage of the total number shares outstanding.

         In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Standby Equity Distribution Agreement may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Bio-One by electing its or their own directors.

         REGISTRATION RIGHTS. We granted to Cornell Capital Partners certain registration rights. The registration statement accompanying this Prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

         NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $85,000 consisting primarily of professional fees incurred in connection with registering 293,384,616 shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital Partners equal to 5% of each advance.

         USE OF PROCEEDS. We intend to use the net proceeds received under the Standby Equity Distribution Agreement for general corporate purposes, as well as any future acquisitions. Please see "Use of Proceeds."

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of Bio-One's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Bio-One's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Bio-One's shares of common stock are quoted. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by a selling stockholder or by agreement between a selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Bio-One's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Bio-One 100% of the lowest closing bid price of Bio-One's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by Bio-One under the Standby Equity Distribution Agreement, plus a one-time commitment fee of 2,846,154 shares of common stock to be issued to Cornell Capital Partners. The 5% retainage and the commitment fee are underwriting discounts. In addition, Bio-One engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 38,462 shares of Bio-One's common stock.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in Bio-One's stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing Bio-One's common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Bio-One engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 38,462 shares of Bio-One's common stock. The estimated offering expenses consist of: a SEC registration fee of $8,570, printing expenses of $5,000, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $1,430. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Bio-One while such selling stockholder is distributing shares covered by this Prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from Bio-One under the Standby Equity Distribution Agreement. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF BIO-ONE AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         Except for historical information, the following Management's Discussion and Analysis contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. Our actual results could differ materially from those reflected in these forward-looking statements as a result of certain factors that include, but are not limited to, the risks discussed in the Section entitled "Risk Factors." Please see the statements contained under the Section entitled "Forward-Looking Statements."

         We believe that the key to our growth and future viability as an operating company will be to effectively implement our acquisition strategy. We must be able to selectively identify from the thousands of companies manufacturing, marketing and distributing vitamins and other nutritional supplements those, which can meet the parameters we establish for sales and earnings. We will not ignore those companies with poor earnings if we identify a reason for their poor showing. Earnings may be poor for a number of reasons including poor management, poor marketing, the inability to establish a successful sales team or establish a cost effective distribution network. By vertically integrating the manufacturing, marketing and distribution chain, we believe that we will be able to take advantage of economies of scale not otherwise available. Our principal goal will be to acquire and operate at least one high-level manufacturing business and several marketing companies that fit the criteria we established. Management believes that the nutritional supplement market is ripe for selective consolidation. When market valuations support it, we believe that consolidation by aggregation is the most profitable approach. We believe that these conditions apply today in the consumer health care industry and specifically within the nutritional supplements segment.

         We began to implement our strategy on September 11, 2003, when our wholly-owned subsidiary, PNLabs, successfully consummated the acquisition of substantially all of the assets of Physicians Nutraceutical Laboratories from Physicians Nutraceutical Laboratories. PNLabs was formed for the purpose of acquiring the assets of Physicians Nutraceutical Laboratories. The purchased assets included inventory, accounts receivable, office furniture, the rights to the five products marketed by Physicians Nutraceutical Laboratories and all rights to the operational business. Physicians Nutraceutical Laboratories did not retain any assets. The consideration given for the purchase of the assets of Physicians Nutraceutical Laboratories was a five-year, 5% royalty on all monthly net sales of PNLabs. Currently, Physicians Nutraceutical Laboratories' only business activity is to distribute these royalty proceeds to its shareholders. Physicians Nutraceutical Laboratories has agreed that it will not compete with Bio-One, PNLabs or any of our products. Physicians Nutraceutical Laboratories has been in business since 1999 and prior to the acquisition it employed five people. PNLabs has retained all five of these people, which include an accounting manager, a general manager, an administrative assistant and 2 office staff personnel. Based on the product line that we acquired from Physicians Nutraceutical Laboratories, we believe that there is potential for growth. We believe that Physicians Nutraceutical Laboratories' operations were hampered by limited working capital for both product development and marketing. Assuming we secure the required financing, we believe that this acquisition represents the first step to implementing our business strategy. Physicians Nutraceutical Laboratories previously marketed five products: (1) Choless(TM); (2) Choless(TM) Test Kit; (3) Hormone Health; (4) Arthritis Health; and (5) Basic Essentials Multi-Vitamin. Physicians Nutraceutical Laboratories developed the product formulas and previously marketed these products to healthcare practitioners and retail stores. All of Physicians Nutraceutical Laboratories' distribution agreements with respect to these products have expired. These products are now marketed through our wholly-owned subsidiary, PNLabs, Inc. We believe that the customer base and demands for nutritional supplements is growing significantly. We intend to continue to market these five products through PNLabs, as well as add new products to our product lines, and further develop a comprehensive marketing plan for all of our products.

         The acquisition by our wholly-owned subsidiary, PNLabs, of substantially all of the assets of Physicians Nutraceutical Laboratories requires us to pay a five-year royalty to Physicians Nutraceutical Laboratories equal to 5% of the net monthly sales of PNLabs and committed us to immediately use $50,000 for working capital. Further, pursuant to our agreement with Physicians Nutraceutical Laboratories, up to an additional $1.4 million of development capital may be committed depending on future operating results. The $1.4 million of development capital was at the rate of $50,000 per month from September through December 2003. It is now at the rate of $100,000 per month through December 2004, subject to the business operating according to its projections for revenues and profits. The development capital is being allocated to develop products distribution channels for direct mail, infomercials, e-commerce, retail, radio, and a physician's network. There is no negative implication to Bio-One if we do not meet the $1.4 million capital referenced above. The audited numbers for Physicians Nutraceutical Laboratories indicate revenues for 2002 of approximately $800,000. The value of the assets that we have acquired has been set at approximately $108,000.

         The table below compares revenues, total expenses and net loss of Physicians Nutraceutical Laboratories for the six months ended June 30, 2003, and the years ended December 31, 2002 and 2001, respectively.

        PERIOD                 REVENUES     TOTAL EXPENSES       NET LOSS
-----------------------------  --------     --------------       --------
Six Months ended
June 30, 2003 (unaudited)      $505,088       $  720,243         $215,155

Year ended
December 31, 2002 (unaudited)  $807,229       $  973,560         $166,331

Year ended
December 31, 2001 (audited)    $309,861       $1,274,774         $964,913

         On February 4, 2004, we consummated a stock acquisition transaction with American Nutritional Exchange, Inc., a Florida corporation. Pursuant to a Stock Purchase Agreement, we purchased shares of American Nutritional Exchange's capital stock representing eighty percent (80%) of the votes of all of the issued and outstanding shares of American Nutritional Exchange capital stock for
(i) a purchase price in an amount equal to $1,000,000 payable in installments and (ii) a credit line to be made available to American Nutritional Exchange in the principal amount of $1,000,000, which may be drawn down in traunches during 2004. Pursuant to the Stock Purchase Agreement, we are entitled to receive thirty percent (30%) of any future distribution of profits of American Nutritional Exchange and/or thirty percent (30%) of any future distribution of proceeds from a sale of American Nutritional Exchange.

         American Nutritional Exchange is a wholesale distributor of nationally branded nutritional supplements. American Nutritional Exchange sells nutritional supplement products to retail stores representing independent, large and small chain vitamin outlets, health clubs and convenience stores throughout the southeast United States. American Nutritional Exchange has obtained distribution rights with approximately 25 manufacturers of nutritional brands in the natural products industry.

         On March 31, 2004, we consummated the acquisition of all the issued and outstanding capital stock of Interactive Nutrition Inc., a company organized under the laws of Canada. Pursuant to a Share Purchase Agreement, we acquired all of the issued and outstanding capital stock of Interactive Nutrition for an aggregate purchase price of C$30,400,000. We paid C$15,000,000 in cash at closing and issued a Convertible Promissory Note in the principal amount of C$15,000,000, which we are obligated to pay 57 consecutive monthly installments of C$263,158 commencing on July 1, 2004.

         Interactive Nutrition is a manufacturer and distributor of branded, specialty nutritional supplements, which are currently marketed in the United States, Canada and Hong Kong. INI specializes in providing research, development and custom formulation of premium nutritional supplement, private-label formulas, including over-the-counter, pharmaceutical-grade, private-label formulations. INI's products include: SoyOneTM Nutrition Bars, ISOWheyTM Protein Powder, Creative BlastTM and Total Whey. INI is a Current Good Manufacturing Practices manufacturer. INI operates in a 40,000-square-foot facility in Ottawa, Canada.

         On April 5, 2004, we consummated a joint venture transaction with Weifang Shengtai Pharmaceuticals Co. Ltd., a company organized under the laws of the People's Republic of China. Pursuant to the Joint Venture Agreement, we acquired 51% of the joint venture entity with Weifang Shengtai Pharmaceuticals for a cash payment equal to $2,000,000 and 1,677,5000 shares of our Series A Preferred Stock.

         Weifang Shengtai Pharmaceuticals is a manufacturer and distributor of glucose in China and holds three patents. The product distribution is conducted through direct sales from the Sales Department and sales branches with offices in nine major cities and is a supplier of glucose to many of China's major pharmaceutical companies. In January 2004, Weifang Shengtai moved into their newly-constructed 35 acre facility and are now one of the top three employers in their country. The 450-employee business will continue to be run with its present management team.

         In the future, we anticipate using our common stock to finance acquisitions and retaining cash for working capital purposes. However, it is likely that future acquisition candidates will require cash compensation as part of the sale. As such, our acquisition strategy will, to a certain extent, be dependent on our ability to secure additional financing from Cornell Capital Partners or other sources. If we are not able to secure the additional financing or we are unable to draw down on the entire $10 million in financing, it is highly unlikely that we will be able to implement our acquisition strategy.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a wide variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become even more subjective and complex. We have identified certain accounting policies that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 1 of the Notes to the Financial Statements.

         Several of those critical accounting policies are as follows:

         This discussion and analysis of the Company's financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to allowance for doubtful accounts and deferred income tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company's management has discussed the selection and development of its critical accounting policies, estimates and related disclosure below with the Audit Committee of the Board of Directors.

RECENT ACCOUNTING PRONOUNCEMENTS

         New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after September 30, 2003. Adoption of this Statement on July 1, 2003 did not have a significant impact on the financial position or results of operations of the Company.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability, or an asset in some circumstances. Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Statement on July 1, 2003 did not have a significant impact on the financial position or results of operations of the Company.

         In May 2003, the Emerging Issues Task Force ("EITF") of the FASB reached a consensus on Issue No. 00-21, "Accounting For Revenue Arrangements with Multiple Deliverables", which establishes criteria for whether revenue on a deliverable can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria considers whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the customer's right of return for the delivered item. This Issue applies to multiple deliverable revenue arrangements initiated in reporting periods beginning after June 15, 2003. Adoption of this Issue did not have a significant impact on the financial position or results of operations of the Company.

         In May 2003, the EITF reached a consensus on Issue No. 01-8, "Determining Whether an Arrangement Contains a Lease", which requires capital lease treatment for arrangements containing an embedded lease, thereby conveying the right to control the use of property, plant or equipment (collectively, "property") whether the right to control the use of the property is explicitly or implicitly specified. The right is conveyed if the purchaser (lessee) obtains physical or operational control of the underlying property or takes substantially all of its output. This Issue applies prospectively to new or modified arrangements beginning after May 28, 2003. Adoption of this Issue did not have a significant impact on the financial position or results of operations of the Company.

         In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statements No. 87, 88 and 106". This Standard revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions", No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. This Statement is effective for financial statements with fiscal years ending after December 31, 2003, with a delayed effective date for certain disclosures and for foreign plans. Adoption of this Statement on December 31, 2003 did not have a significant impact on the financial position or results of operations of the Company.

         In December, 2003, the Staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104. This SAB's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF Issue No. 00-21. Additionally, the SAB rescinded the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the "FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into this SAB. While the wording of this SAB has changed to reflect the issuance of EITF Issue No. 00-21, the revenue recognition principles of SAB 101 remain largely unchanged. Adoption of this SAB on December 31, 2003 did not have a significant impact on the financial position or results of operations of the Company.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003, AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

         REVENUES. For the year ended December 31, 2003, we had net sales of $103,312, as compared to net sales of $22,220 for the year ended December 31, 2002, an increase of $81,092 or approximately 365%. This is primarily attributable to our acquisition of all of the assets of Physicians Nutraceutical Laboratories.

         COST OF GOODS SOLD. For the year ended December 31, 2003, we had cost of goods sold of $35,296, as compared to cost of goods sold of $9,343, an increase of $25,953 or 278%. This increase is attributable to our acquisition of all of the assets of Physicians Nutraceutical Laboratories.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the year ended December 31, 2003, we had total selling, general and administrative expenses of $1,435,963, as compared to $1,051,123 for the year ended December 31, 2002, an increase of $384,840 or 36.6%. This increase is primarily attributable to the change in our focus away from our prior business plan and to the nutritional supplement business, and the additional professional fees we incurred as a result of such transition. For the year ended 2003, some of the areas which we have identified as selling, general and administrative expenses include: legal and accounting fees totaling $108,696, consulting fees payable to Health Business Partners of $51,193, business consulting fees of $31,844 paid in restricted stock for services rendered, accrued compensation during this period totaled $52,375 and salaries totaled $166,089. We incurred a rental charge of $5,835, auto expenses totaling $8,874, travel and entertainment totaling $33,675, filing fees of $20,175, insurance fees of $46,543, due diligence fees of $111,000, investor relations fees of $100,195, and various other charges totaling approximately $699,469.

         OPERATING INCOME (LOSS). For the year ended December 31, 2003, we incurred an operating loss of $1,383,112, as compared to $609,761 for the year ended December 31, 2002, an increase of $773,351 or 126.8%. This increase is primarily attributable the change in our focus away from our prior business plan and to the nutritional supplement business, and the additional professional fees we incurred as a result of such transition.

LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 2003, we had cash and other current assets totaling $285,647 as compared to $14,742 as of December 31, 2002. The significant increase in our cash position is directly attributable to our decision to draw down a portion of a previous Equity Line of Credit, dated July 25, 2002 with Cornell Capital Partners. As of December 31, 2003, we had approximately $38,003 in property and equipment, as compared to $4,099 as of December 31, 2002. As of December 31, 2003, our total current liabilities were $758,922, consisting primarily of $32,659 in accounts payable, $574,502 representing the current installment of notes payable and accrued expenses of $151,761.

         Since establishing the previous Equity Line of Credit, dated July 25, 2002, we have been able to draw down advances to pay off certain of our existing payables. Between December 31, 2002 and December 31, 2003, we were able to discharge approximately $124,596 in liabilities, including $63,000 to Health Business Partners, legal fees of $29,000, $16,000 payable to Bernard Shinder, $11,000 in accrued auto expense payable to Mr. Dauplaise and $4,500 for accrued products. The satisfaction of these liabilities is directly attributable to our decision to draw down on this Equity Line of Credit. Between September 2002 and December 2003, we drew down $1,500,000 pursuant to the terms of the Equity Line of Credit. Of this amount, we used $1,289,979 and as of December 31, 2003, we had cash-on-hand of $210,021.

         On February 5, 2004, Bio-One executed a Secured Promissory Note payable to Cornell Capital Partners in the principal amount of $5,000,000. The Secured Promissory Note accrues interest at an annual rate of 12% and is payable out of cash of Bio-One or out of the net proceeds received by Bio-One under our previous Equity Line of Credit Agreement, dated July 25, 2002 with Cornell Capital Partners. Bio-One must pay all amounts due under the Promissory Note by August 3, 2004, regardless of the availability of proceeds under the Equity Line of Credit. The Promissory Note is secured by all of the assets of Bio-One.

         On March 26, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $50 million. If we request advances under the Standby Equity Distribution Agreement, Cornell Capital partners will purchase shares of common stock of Bio-One for 100% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. We may not request advances in excess of a total of $50 million. The maximum of each advance is equal to $525,000 and up to a maximum of $2,100,000 in any thirty-day period.

         As of April 1, 2004, we issued a Secured Convertible Debenture in the principal amount of $15 million. The convertible debenture is convertible into shares of our common stock at a price per share that is equal to the lesser of
(i) an amount equal to $0.75 or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The convertible debenture accrues interest at a rate of 5% per year and is convertible at the holder's option. The convertible debenture has a term of 7 months. At Bio-One's option, the convertible debenture may be paid in cash or converted into shares of our common stock unless converted earlier by the holder. The payment terms are $1,000,000 per week for five weeks commencing on May 1, 2004, resuming on July 1, 2004 and September 1, 2004. Except after an event of default, as set forth in the Secured Convertible Debenture be entitled to convert such debenture for a number of shares of common stock of Bio-One in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially held by such holder and its affiliated to exceed 4.99% of the outstanding shares of common stock of Bio-One.

         In the absence of outside financing and without any consideration as to the financial requirements incurred as a result of our acquisitions of: (i) the assets of Physicians Nutraceutical Laboratories, (ii) the capital stock of American Nutritional Exchange, (iii) the capital stock of Interactive Nutrition or (iv) a 51% interest in a Chinese joint venture with Weifang Shengtai Pharmaceuticals, as of April 1, 2004, we believe that we have sufficient cash to operate for approximately twelve months.

         In order for us to pursue other acquisitions and reduce our reliance on our Standby Equity Distribution Agreement, we are pursuing additional sources of equity and debt capital. This should provide us with greater flexibility in structuring acquisitions.

                             DESCRIPTION OF BUSINESS

OUR BUSINESS

         We are seeking to become a leading manufacturer and marketer of brand name nutritional supplements sold through multiple distribution pipelines. Our success will be dependent on our ability to acquire companies in the nutritional supplement field and to effectively integrate their operations. Until our acquisition of the assets of Physicians Nutraceutical Laboratories, Inc. in September 2003, we had no operations, products, customers, suppliers, or marketing and sales distribution system. Since that time, we have acquired (i) all of the issued and outstanding capital stock of American Nutritional Exchange, (ii) all of the issued and outstanding capital stock of Interactive Nutrition Inc. and (iii) a 51% interest in a Chinese joint venture with Weifang Shengtai Pharmaceuticals. Our strategy will be dependent upon our successfully acquiring manufacturing, marketing and distribution companies currently engaged in various aspects of this industry.

THE NUTRITIONAL SUPPLEMENT INDUSTRY

         As the "baby boomer" population ages and life expectancies and discretionary income increases, we believe that more emphasis is being placed on the quality of a person's health and wellness. People want to live well as they live longer. We believe that this will have a disproportionate effect on health care expenditure and even more so on nutritional supplement sales, because of the popularity of those products with older people. It is estimated that the population of those 65 years and older will double to nearly 25% of the U.S. population by the year 2030. It is documented that elders who take nutritional supplements have higher intakes of vitamins and minerals and are more likely to meet the recommended dietary allowance for many vitamins and minerals.

         A related trend is the growth in use of complementary and alternative medicine services. A powerful recent trend has been the establishment of so-called Integrative Medicine practices, in which practitioners use both traditional and alternative methods. A central feature of complementary and alternative medicine and integrative medicine is a search for alternatives to drug therapy and in many cases this leads practitioners to recommending and in some cases selling nutritional supplements. We believe this trend, which is driven by consumer demand will further reinforce the growth in sales of consumer health products such as nutritional supplements.

         Not all product categories within nutritional supplements are of equal interest. While vitamin sales should not be overlooked, we believe that the real growth in the future is likely to be in products developed to address a particular health condition or to enhance performance. Bio-One intends to focus upon specialty supplements, which require superior scientific research and product development expenditure, but which also command the industry's most attractive margins. Vitamins and other nutritional supplements are sold primarily through six channels of distribution: health food stores, drug stores, supermarkets and other grocery stores, discount stores, mail order and direct sales organizations.

         The domestic nutritional supplement industry is highly fragmented with a large number of small competitors involved in manufacturing and marketing vitamins and other nutritional supplement products to health food retailers and distributors. Most of these companies are relatively small businesses operating on a local or regional basis. With the acquisition of Interactive Nutrition, we have the foundation to move forward with our business strategy. Our strategy is to increase sales and profits by acquiring companies, which we anticipate will allow us on a combined basis to become a recognized name in the growing vitamin and nutritional supplement field. We intend to meet these objectives by targeting additional companies which management believes are undervalued. We will rely on our consultant, Health Business Partners, as well as Armand Dauplaise, our President and three of our directors, Frank Clark, Bernard Shinder and Roy Lerman, for assistance in identifying prospective acquisition candidates and to conduct any required due diligence. We believe that companies that are typically family owned and are looking for an exit strategy or those family owned businesses where there are no family successors or the successors do not want to operate the business are prime acquisition candidates.

         On June 20, 2003, we entered into an agreement with Health Business Partners, pursuant to which Health Business Partners will assist Bio-One in identifying acquisition candidates. Heath Business Partners is a merger and acquisition advisory firm specializing in the nutrition and customer healthcare industries. As an advisor, principal or general partner, Health Business Partners has been involved in more than 25 transactions in the nutrition and/or customer healthcare industries. Pursuant to the agreement, Bio-One is obligated to pay Health Business Partners $2,000 per day with a $10,000 cap per month and a success fee based upon the size of future acquisitions.

         We have acquired a manufacturing facility pursuant to our acquisition of Interactive Nutrition, which should allow us to produce our vitamins and supplements, as well as manufacture products and increase our revenues by offering services to third party distributors who market nutritional supplements. Now that we have acquired the manufacturing facility, we intend to focus on the distributors who market nutritional supplements. Future acquisitions could be financed by internally generated funds, institutional financing, public or private placement of our debt or equity securities or a combination of these. However, market conditions, the trading price and volume of our common stock as well as the uncertainty of the nature of any acquisition may limit our ability to finance future operations.

THE NUTRITIONAL SUPPLEMENT MARKET

         With an aging baby boom population striving to retain their health and vitality, nutritional supplements and vitamins are in growing demand.

         Nutritional supplements are natural, nutritional, biologically active materials formulated to provide specific health benefits to humans. Nutraceuticals are biologically active materials, derived from plant, microbial or animal sources, which are formulated to provide specific health and productivity benefits including, but not limited to, functional foods, fermented foods, phytochemicals, microbial feed additives, probiotics, herbal products, vitamins and health supplements.

PNLABS, INC.

         Bio-One's focus is to manufacture and market products in the nutritional supplement industry. We intend to vertically integrate production, marketing, and distribution. On September 11, 2003, our wholly-owned subsidiary, PNLabs, Inc., successfully consummated the acquisition of the assets of Physicians Nutraceutical Laboratories, Inc. from Physicians Nutraceutical Laboratories, Inc. The purchased assets included inventory, accounts receivable, office furniture, the rights to the 5 products marketed by Physicians Nutraceutical Laboratories and all rights to the operational business. Physicians Nutraceutical Laboratories did not retain any assets. The consideration given for the purchase of the assets of Physicians Nutraceutical Laboratories was a five-year, 5% royalty on all monthly net sales of PNLabs. Currently, Physicians Nutraceutical Laboratories' only business activity is to distribute these royalty payments to its shareholders. Physicians Nutraceutical Laboratories has signed a Non-Compete Agreement whereby it has agreed that it will not compete with Bio-One, PNLabs or any of our products. Physicians Nutraceutical Laboratories has been in business since 1999 and prior to the acquisition it employed five people. PNLabs has retained five of these people, which include an accounting manager, a general manager, an administrative assistant and two office staff personnel.

         PNLabs markets five products: (1) Choless(TM); (2) Choless(TM) Test Kit; (3) Hormone Health; (4) Arthritis Health; and (5) Basic Essentials Multi-Vitamin. Physicians Nutraceutical Laboratories developed the product formulas and previously marketed these products to healthcare practitioners and retail stores. Choless(TM) ($29.95) is designed to support healthy HDL, LDL, triglyceride and homocyteine levels. The Choless(TM) Test Kit ($39.95) is designed to be a home cholesterol test kit with results in approximately 15 minutes. Hormone Health ($19.95), designed by physicians, is intended to address symptoms of menopause, bone loss prevention, as well as promote healthy heart functions. Arthritis Health ($29.95) is designed to combine cartilage building and repair components with ingredients to promote the natural formation within the body of a natural anti-inflammatory agent. Basic Essentials Multi-Vitamin ($29.95) is designed as a daily regimen to promote proper nutrition. PNLabs' primary focus is to offer a broad-based product line, which we anticipate will target some of the largest groups currently taking nutritional supplements. We intend to continue to market these five products through PNLabs, as well as add new products to our product lines, and further develop a comprehensive marketing plan for all of our products. Except for those products, which we have acquired from Physicians Nutraceutical Laboratories, Inc., we do not market or sell any other supplements.

MANUFACTURING

         We have acquired a manufacturing facility pursuant to our acquisition of Interactive Nutrition, which should allow us to produce our vitamins and supplements, as well as manufacture products and increase our revenues by offering services to third party distributors who market nutritional supplements. Now that we have acquired the manufacturing facility, we intend to focus on the distributors who market nutritional supplements.

         Our management believes that the principal markets in which we compete are competitive and fragmented, with competitors in both the private label market and health supplements market. The term "private label market" describes distributors' products that are manufactured by others. We do not believe that this is the most efficient way to operate.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND PRINCIPAL SUPPLIERS

         We obtain the raw materials for the manufacture of our products from other sources. We believe that there are currently in excess of two hundred
(200) primary suppliers of raw materials within the U.S. We do not anticipate having contracts with any entities or persons committing such suppliers to provide the materials required for the production of our products. Raw materials including all natural herbs and minerals are plentiful worldwide.

MARKETING

         We now have marketing, sales and distribution systems in place within each of our subsidiaries. During 2003, Mr. Armand Dauplaise's primary effort has been devoted to negotiating with investment banking sources for Bio-One and identifying potential acquisition candidates.

         The following discussion is predicated upon us generating significant revenues and raising additional capital to fully implement our consolidation strategy. Through each of our subsidiaries, we now have a sales and marketing/customer service department dedicated to selling our services and proprietary products and technologies to branded companies in the health supplement industry.

         The primary markets for our services and products are in the preventive and alternative healthcare fields. Preventive and alternative healthcare programs and systems establish very specific requirements in helping improve and maintain citizenry health. We believe that the market is global and growing rapidly. As nutritional supplements use combined with preventive and alternative healthcare become more readily accepted, we believe physicians and other healthcare providers will be targeted for marketing purposes.

DEPENDENCE ON NEW PRODUCTS

         Our ability to grow will not only be dependent upon the success of our acquisition program but our ability to introduce new and innovative products into such markets. We will attempt to introduce additional products in our existing markets. The success of new products is subject to a number of conditions, including developing products that will appeal to customers and comply with existing regulations at the time of introduction.

COMPETITION

         Management of Bio-One believes that competition in our principal markets and the private label market is intense and fragmented. We are in the process of continually developing our marketing strategies and product lines and expect that both will involve an ever-changing and evolving process. We will continually attempt to competitively price our products, provide superior quality products, and achieve success through attentive and efficient customer service and effective marketability strategies. We believe that there are many well-established competitors with substantially greater financial revenues, as well as, significant new market entrants in the nutritional supplement industry.

         NBTY is the industry leader with $1.2 billion in annual sales. Less than twenty (20) companies are realizing annual revenues in excess of $100 million, including: Leiner Health Products, American Home Products, and Pharmavite.

TRADEMARKS

PROPRIETARY PROTECTION

         Our business prospects depend largely upon our ability to capitalize on favorable consumer recognition of our trade names. Except for the trademarks held by our recent acquisitions, we do not currently hold any other trademarks. However, as we pursue our consolidation strategy, we intend to rely on trademarks obtained from any of our acquired companies or promote the use of the Bio-One name. In addition, we anticipate that we will also rely on trade secrets and proprietary know-how, and employ various methods to protect our concepts. Unlike pharmaceutical products that rely on specific combinations of drugs and chemicals, patents cannot protect herbal products. However, management believes that simply knowing the ingredients of an herbal product does not mean that other manufacturers can duplicate the product.

GOVERNMENTAL REGULATION

         The manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our products are subject to regulation by one or more federal agencies. The most active regulation has been administered by the Food and Drug Administration ("FDA") which regulates our products pursuant to the Federal Food, Drug and Cosmetic Act ("FDCA") and regulations promulgated thereunder. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter drugs and prescription drugs, medical devices and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of dietary supplements, over the counter drugs, cosmetics and foods.

         Although the dietary supplement industry is subject to regulation by the FDA and local authorities, dietary supplements, including vitamins, minerals, herbs and other dietary ingredients, now have been statutorily affirmed as a "food." Dietary supplement companies are authorized to make substantiated statements of nutritional support and, subject to several possible limitations, to market manufacture substantiated safe dietary supplement products without FDA pre-clearance. Failure to comply with applicable FDA requirements can result in sanctions being imposed on Bio-One or the manufacturers of our products, including but not limited to fines, injunctions, product recalls, seizures and criminal prosecution.

         Compliance with applicable FDA and any state or local statutes is critical. Although we believe that we are in compliance with applicable statutes, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we may not be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation.

         The FDCA has been amended several times with respect to dietary supplements, most recently by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). DSHEA was enacted on October 15, 1994. It provides a new statutory framework governing the composition and labeling of dietary supplements. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, dietary supplements are generally excluded from the legal definition of "food additive." With respect to composition, DSHEA created a new class of "dietary supplements", consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA. On the other hand, a new dietary ingredient (one not lawfully on the market before October 15, 1994) requires proof that it has been present in the food supply as an article used for food without being chemically altered, or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The FDA must be supplied with such evidence at least seventy-five (75) days before the initial introduction into interstate commerce use of a new dietary ingredient. The FDA may not accept the evidence of safety for any new dietary ingredients that we may decide to use, and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as adulterated until such time as reasonable expectation of safety for the ingredient can be established to the satisfaction of the FDA.

         As for labeling, DSHEA permits "statements of nutritional support" for dietary supplements without FDA pre approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well being (but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease). A company making a statement of nutritional support must possess substantiating evidence for the statement, and, for such statements that are not about the effects on the body as a result of a dietary supplement used as a tool for its nutritive value and are not otherwise "health claims," disclose on the label that the FDA has not reviewed that statement and that the product is not intended for use for a disease, and notify the FDA of the statement within thirty (30) days after its initial use. The manner for making the disclosure and notifying the FDA are set forth in the regulations. However, the FDA may determine that a given statement of nutritional support that we decide to make is a drug claim rather than an acceptable nutritional support statement. Such a determination would require deletion of the drug claim or our submission, and the FDA's approval of a New Drug Application ("NDA"), which would entail costly and time-consuming clinical studies. In addition, DSHEA allows the dissemination of "third party literature", publications such as reprints of scientific articles linking particular dietary ingredients with health benefits. Third party literature is exempted from FDA regulation as dietary supplement "labeling" and may be used in connection with the sale of dietary supplements to consumers. Such a publication may be so used if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted and a balanced view of available scientific information on the subject matter is presented. There can be no assurance, however, that all pieces of third party literature that may be disseminated in connection with our products will be determined by the FDA to satisfy each of these requirements, and any such failure could subject the product involved to regulation as a new drug or as a "misbranded" product.

         DSHEA permits substantiated, truthful and non misleading statements of nutritional support to be made in labeling, such as statements describing general well being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining structure or function of the body. Any statement of nutritional support beyond traditional claims must be accompanied by disclosure that the FDA has not evaluated such statement and that the product is not intended to cure or prevent any disease. We anticipate that the FDA will promulgate Good Manufacturing Practices ("GMPs"), which are specific to dietary supplements and require at least some of the quality control provisions contained in the GMPs for drugs. Management anticipates that the FDA may promulgate GMP regulations authorized by DSHEA, which are specific to dietary supplements. GMP regulation would require supplements to be prepared, packaged and held in compliance with such rules, and may require similar quality control provisions contained in the GMP regulations for drugs. If the FDA adopts GMP regulations specific to dietary supplements, we may not be able to comply with such GMP rules upon promulgation or without incurring material expenses to do so.

         Our products and product related activities may also be subject to regulation by other regulatory agencies, including but not limited to the Federal Trade Commission ("FTC"), the Consumer Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities in which our products are sold. The products and product-related activities of Interactive Nutrition Inc. and our Chinese joint venture are regulated by the applicable regulatory agencies in Canada and China.

         Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act ("FTCA"). Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertising pertaining to drugs or foods, which would include dietary supplements, is and unfair or deceptive act or practice. Under the FTC's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Pursuant to this FTC requirement, we are required to have adequate substantiation of all material advertising claims made for its products. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. We believe that any advertising claims made by PNLabs are in compliance with these regulations.

         In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. The FTC has recently issued a guidance document to assist supplement marketers of dietary supplement products in understanding and complying with the substantiation requirement.

         The FTC is authorized to use a variety of processes and remedies for enforcement, both administratively and judicially including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. State and local authorities can also regulate advertising and labeling for dietary supplements and conventional foods.

         We believe that any product or supplement we distribute will be either G.R.A.S. (Generally Regarded As Safe) listed by the FDA or do not currently require extended regulatory approval. Recent legislation has resulted in a regulatory environment, which sets what we believe to be reasonable limitations and guidelines on health claims and labeling for natural products. We believe that current and reasonably foreseeable governmental regulation will have minimal impact on our business. The FTC oversees claims made by us and other companies in the nutritional supplement industry. The FTC under the Federal Trade Commission Act prohibits the use of unfair or deceptive trade practices, including false or misleading advertising. The FTC in recent years has brought a number of actions challenging claims by companies. These actions stem from the Retail Truth In Labeling laws. In the future, we may be subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations, which Bio-One considers favorable, or more stringent interpretations of current laws or regulations. In fact, the FDA strictly regulates dietary supplements, as opposed to nutritional supplements, which are subject only to Truth In Labeling laws. Should we begin producing nutritional supplements in the United States, or should one of our products be determined by the FDA to be a dietary supplement, more stringent regulation of our products may take place. Compliance with these additional rules and regulations may result in a considerable expense or may cause us to have to discontinue production of some or all of our then current products. New laws and regulations could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, or expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation.

COMPLIANCE WITH ENVIRONMENTAL LAWS

         We believe that we are in compliance with all relevant environmental laws. In fact, we believe there are no environmental laws, which directly impact our business. Due to the nature of our operations, we believe that the cost of complying with environmental laws will not have a significant effect on our operations.

RESEARCH & DEVELOPMENT

         In order to stay competitive, we must continually introduce new products. This involves research and development. To the extent that we have sufficient capital, we intend to more actively pursue the research, development, manufacture and distribution of nutritional supplements.

OUR ACQUISITION STRATEGY

         We intend to become a vertically integrated company in the nutritional supplement industry. In furtherance thereof, we believe the acquisition of the assets of Physicians Nutraceutical Laboratories, the stock of American Nutritional Exchange, the stock of Interactive Nutrition Inc. and our 51% interest in our Chinese joint venture represents the first steps in our acquisition strategy. We intend to continually seek to acquire additional manufacturing, distribution and marketing companies that we believe have the ability to profitably operate their business and whose revenues can be substantially increased by means of improved operating efficiencies in a vertically integrated company. We may seek to acquire companies with lower earnings, if management believes that the product, facilities, management or mix will fit within our overall objective to become a leader in the nutritional supplement industry. We intend to seek opportunities which we believe have the potential of long-term growth as opposed to short-term earnings.

         Due to our limited capital resources, the consummation of a business combination will likely involve the acquisition of, or merger or consolidation with a company that does not need substantial additional capital but one where its owners see the advantage of becoming one of the few companies in the nutritional supplement field to be vertically integrated and provide enhanced liquidity for the target business' current shareholders by exchanging their common stock for stock and/or cash in a public vehicle.

NO OPPORTUNITY FOR SHAREHOLDER EVALUATION OR APPROVAL OF BUSINESS COMBINATIONS

         Due to nondisclosure and confidentiality agreements which we may be required to execute, our shareholders will, in all likelihood, not receive nor otherwise have the opportunity to evaluate any financial or other information which will be made available to us in connection with selecting a potential business combination until after we have entered into an agreement to effectuate a business combination. As a result, shareholders will be almost entirely dependent on the judgment and experience of management in connection with our acquisition strategy.

ACQUISITION CRITERIA

         Management intends to consider, among other factors, the following factors in targeting a business, which are not listed in any particular order:

         o financial condition and results of operation of the target business;

         o        the location of the target business;

         o growth potential and projected financial performance of the target business;

         o experience and skill of management and availability of additional personnel of the target business;

         o        capital requirements of the target business;

         o        competitive position of the target business;

         o stage of development of the product, process or service of the target business;

         o degree of current or potential market acceptance of the product, process or service of the target business;

         o possible proprietary features and possible other protection of the product, process or service of the target business; and

         o        costs associated with effecting the business combination.

         The foregoing criteria are not intended to be exhaustive; any evaluation relating to the merits of a particular acquisition will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by us in connection with any acquisition we conclude. In many instances, it is anticipated that the historical operations of a target business may not necessarily be indicative of the potential for the future because of the possible need to shift marketing approaches substantially, expand significantly, change product emphasis, change or substantially augment management, or make other changes.

         In connection with our evaluation of a prospective target business, management anticipates that it will conduct a due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial or other information which will be made available to us. The time and costs required to select and evaluate a target business (including conducting a due diligence review) and to structure and consummate the business combination (including negotiating relevant agreements and preparing requisite documents for filing pursuant to applicable securities laws and state "blue sky" and corporation laws) cannot presently be ascertained with any degree of certainty.

         If our securities are issued as part of an acquisition, such securities are required to be issued either in reliance upon exemptions from registration under applicable federal or state securities laws or registered for public distribution. We intend to primarily target only those companies where an exemption from registration would be available; however, since the structure of the business combination has yet to be determined, no assurances can be made that we will be able to rely on such exemptions. Registration of securities typically requires significant costs and time delays are typically encountered. In addition, the issuance of additional securities and their potential sale could depress the price of our common stock in. Further, such issuance of additional securities would result in a decrease in the percentage ownership of present shareholders.

RECENT DEVELOPMENTS

         On February 4, 2004, Bio-One consummated a stock acquisition with American Nutritional Exchange, Inc., a Florida corporation. Pursuant to the Stock Purchase Agreement, Bio-One purchased shares of American Nutritional's capital stock representing 80% of the votes of all issued and outstanding shares of American Nutritional's capital stock for: (1) a purchase price in an amount equal to $1,000,000 payable in installments and (2) a credit line to be made available to American Nutritional in the principal amount of $1,000,000, which may be drawn down by American Nutritional in traunches during 2004. Pursuant to the Stock Purchase Agreement, Bio-One is entitled to receive 30% of any future distribution of profits of American Nutritional and/or 30% of any future distribution of proceeds from a sale of American Nutritional.

         American Nutritional is a Florida-based business that is a wholesale distributor of nationally branded nutritional supplements. American Nutritional sells nutritional supplement products to retail stores representing independents, large and small chain vitamin outlets, health clubs and convenience stores throughout the Southeast United States. American Nutritional has achieved distribution rights with approximately 25 of the manufacturers of nutritional brands in the natural products industry.

         On February 5, 2004, Bio-One executed a Secured Promissory Note payable to Cornell Capital Partners, LP in the principal amount of $5,000,000. The Promissory Note accrues interest at an annual rate of 12% and is payable out of Bio-One's cash or out of the net proceeds received by Bio-One under our Equity Line of Credit Agreement, dated July 25, 2002 with Cornell Capital Partners. Bio-One must pay all amounts due under the Promissory Note by August 3, 2004, regardless of the availability of proceeds under the Equity Line of Credit Agreement. The Promissory Note is secured by all of the assets of Bio-One.

         On March 31, 2004, we consummated the acquisition of all the issued and outstanding capital stock of Interactive Nutrition Inc., a company organized under the laws of Canada. Pursuant to a Share Purchase Agreement, we acquired all of the issued and outstanding capital stock of Interactive Nutrition for an aggregate purchase price of C$30,400,000. We paid C$15,000,000 in cash at closing and issued a Convertible Promissory Note in the principal amount of $15,000,000, which we are obligated to pay 57 consecutive monthly installments of C$263,158 commencing on July 1, 2004. Interactive Nutrition is a manufacturer and distributor of branded, specialty nutritional supplements, which are currently marketed in the United States, Canada and Hong Kong.

         Interactive Nutrition is a manufacturer and distributor of branded, specialty nutritional supplements, which are currently marketed in the United States, Canada and Hong Kong. Interactive Nutrition specializes in providing research, development and custom formulation of premium nutritional supplement private-label formulas, including over-the-counter, pharmaceutical grade, private-label formulations. Interactive Nutrition's products include: SoyOne(TM) Protein for Women, SoyOne(TM) Nutrition Bars, ISOWhey(TM) Protein Powder, Creative Blast(TM) and Total Whey. Interactive Nutrition is a Current Good Manufacturing Practices manufacturer. Interactive Nutrition operates in a 40,000 square-foot facility in Ottawa, Canada.

         On April 4, 2004, we consummated a joint venture transaction with Weifang Shengtai Pharmaceuticals Co. Ltd., a company organized under the laws of the People's Republic of China and located in Changle County, Shandong Province. Pursuant to the Joint Venture Agreement, we acquired 51% of the joint venture entity with Waifang Shengtai Pharmaceuticals for a cash payment equal to $2,000,000 and 2,090,000 shares of our Series A Preferred Stock.

         Weifang Shengtai Pharmaceuticals is a manufacturer and distributor of glucose in China and holds those patents. This product distribution is conducted through direct sales from the Sales Department and sales branches with offices in nine major cities and is a supplier of glucose to many of China's major pharmaceutical companies. In January, Shengtai moved into their newly constructed 35-acre facility and are now one of the top three employers in their county. The 450-employee business will continue to be run whit its present management team.

         On March 26, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $50 million. If we request advances under the Standby Equity Distribution Agreement, Cornell Capital partners will purchase shares of common stock of Bio-One for 100% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. We may not request advances in excess of a total of $50 million. The maximum of each advance is equal to $525,000 and up to a maximum of $2,100,000 in any thirty-day period.

         As of April 1, 2004, we issued a Secured Convertible Debenture in the principal amount of $15 million. The convertible debenture is convertible into shares of our common stock as a price per share that is equal to the lesser of
(i) an amount equal to $0.75 or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The convertible debenture accrues interest at a rate of 5% per year and is convertible at the holder's option. The convertible debenture has a term of 7 months. Bio-One's option, the convertible debenture may be paid in cash or converted into shares of our common stock unless converted earlier by the holder. The payment terms are $1,000,000 per week for five weeks commencing on May 1, 2004, resuming on July 1, 2004 and September 1, 2004. Except after an event of default, as set forth in the Secured Convertible Debenture be entitled to convert such debenture for a number of shares of common stock of Bio-One in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially held by such holder and its affiliated to exceed 4.99% of the outstanding shares of common stock of Bio-One.

EMPLOYEES

         We currently have approximately six hundred (600) employees. We are currently reviewing our personnel needs for the remainder of 2004 and beyond. As of the date hereof, we anticipate hiring additional employees in 2004, which should include management, marketing and support staff.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and key employees as of April 1, 2004 are as follows:


           NAME                   AGE        POSITION
           ----------------       ---        -------------
           Armand Dauplaise       64         President, Chief Executive Officer,
                                             Chief Financial Officer,
                                             Principal Accounting Officer and
                                             Director
           Irwin Newman           55         Director
           Frank Clark            71         Director
           Bernard Shinder        67         Director
           Roy Lerman             64         Director


         Each of our directors on our Board of Directors will hold his position until the next annual meeting of shareholders or until his successor is duly elected and qualified. Officers serve at the direction of the Board of Directors. Mr. Dauplaise devotes his full time and efforts to the operations of the Company.

         ARMAND DAUPLAISE has served as an officer and director of our Company since 1999. He has extensive business experience. From 1999-2002 he served as president of Crown Enterprises, Inc., a previous subsidiary of Bio-One. From 1998-1999 he served as Chief Operating Officer of Leffler Enterprises, a multi-property restoration business. Prior to 1998, Mr. Dauplaise served in leadership positions with Restoring Services (1995-1998), Premier Services (1980-1995), Coffee Butler (1979-1980), National Coffee (1977-1979), Hardees
Restaurants (1975-1977), Burger King Corporation (1972-1975), and Hallmark Cards (1967-1972).

         IRWIN NEWMAN has served as a Director since his election by our shareholders on December 11, 2003. Mr. Newman serves as our corporate secretary. Mr. Newman is a practicing attorney in Boca Raton, Florida. Since 2000, Mr. Newman has been a partner with the Law Firm of Newman & Pollock. Since 1993 Mr. Newman has also served as President and Chief Executive Officer of Jenex Financial Services, Inc., a financial and consulting firm located in Boca Raton, Florida. From 1988-1993, Mr. Newman served as Vice President for Boca Raton Capital Corp.

         FRANK CLARK has served as a Director since his election by our shareholders on December 11, 2003. Mr. Clark has served as an independent consultant. From 2000 to the present, Mr. Clark served on the Board of Directors of Gensci Corp. From 2001 to the present, Mr. Clark has served on the Board of Directors of 800 Healthy and Advanced Therapeutic Technology. From 1986 through 1992, Mr. Clark worked as a consultant for Right Management Consultants. Mr. Clark also served as an executive vice president and a director of a Johnson & Johnson subsidiary and as President and director of R.P. Scherer, Inc.

         BERNARD SHINDER has served as a Director since his election by our shareholders on December 11, 2003. Mr. Shinder will also serve as our Chief Financial Officer. Mr. Shinder has been engaged as a professional in many aspects of business finance including initial and secondary stock offerings, mergers, acquisitions, venture capital, international taxation strategy, international licensing, technology transfers, strategic planning and management of the expansion process. Since 1987 Mr. Shinder has served as President of Bernard Shinder Consultants, Inc. whose clients included Lumonics, Inc., Gandalf Data Communications Inc., Campeau Corporation, Plastic Engine Technology Corporation and the River Bank Group.

         ROY LERMAN has served as a Director since his election by our shareholders on December 11, 2003. Mr. Lerman has close to 40 years of experience in the brokerage business and as a member in good standing with the American Stock Exchange for more than 30 years. Since the beginning of 2003 he has served on the Board of Directors of Rapid Technology Group. Since 2001 he has served on the Board of Directors of KBF Pollution Management. Since 1999 he has served on the Board of Directors of Balaton Power and since 1998 has served on the Board of Directors of Netvoice Technologies. Since 1997 Mr. Lerman has served on the Board of Directors of Paystar. Mr. Lerman's capabilities include representing Southwest Securities as its New York Representative and Senior Vice President in charge of all floor activities on The American Stock Exchange; a full Partner and Director with SDO Securities since 2000, the largest execution firm on the American Stock Exchange; since 1998 he has been a Partner in R.I.P. Consultants with offices in New York and Hong Kong; and former Chairman of the Board for Capital Suisse Securities, an international Brokerage firm.

DIRECTORS

         Our Board of Directors consists of five seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

COMMITTEES

         The Board of Directors has set up three committees as part of the compliance with new reporting regulations that were enacted under the Oxley-Sarbanes Act. The following is a list of committees that are presently active and staffed by independent directors of the company.

COMMITTEE                                   CHAIRPERSON       MEMBERS
------------------------------------------  ---------------   --------------------------------
Finance and Audit Committee                 Bernard Shinder   Frank Clark, Irwin Newman and
                                                              Bernard Shinder
Human Resources and Compensation Committee  Frank Clark       Bernard Shinder, Roy Lerman and
                                                              Frank Clark
Corporate Governance and Compliance         Irwin Newman      Roy Lerman, Armand Dauplaise and
  Committee                                                   Irwin Newman

         The Board of Directors ahs determined that Mr. Shinder is an Audit Committee financial expert and that he is "independent" under the Securities Exchange Act of 1934.

COMPENSATION OF DIRECTORS

         For their services as a Director of Bio-One, Mr. Clark, Mr. Newman, Mr. Lerman and Mr. Shinder will each be issued 300,000 shares of our restricted common stock in consideration for their agreement to serve on our Board. In addition, the directors will be reimbursed for all out of pocket expenses incurred in connection with the attendance at any Board meeting or in connection with any services they provide for and on behalf of Bio-One.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

         Based on available information, we believe that all filings with respect to Section 16(a) are current.

CODE OF ETHICS

         Bio-One has adopted a formal code of ethics that applies to our principal executive officer and principal accounting officer, all other officers, directors and employees. This code of ethics is filed with the Securities and Exchange Commission as an exhibit to our Annual Report for the year ended December 31, 2003.

ITEM 10.  EXECUTIVE COMPENSATION

         The following table shows all the cash compensation paid by Bio-One, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2003, 2002 and 2001 to Bio-One's named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                    ---------------------------------    --------------------------------
                                                                                 AWARDS           PAYOUTS
                                                                         ---------------------    -------
                                                            OTHER        RESTRICTED
                                                            ANNUAL         STOCK      OPTIONS/     LTIP      ALL OTHER
NAME AND                            SALARY    BONUS      COMPENSATION     AWARD(S)      SAR'S     PAYOUTS   COMPENSATION
PRINCIPAL POSITION          YEAR       ($)      ($)           ($)            (#)          (#)        ($)         ($)
----------------------      ----    --------  -----      ------------    ----------   --------    -------   ------------

Armand Dauplaise            2003    $120,000  $  --      $4,200(1)             --           --      $ --        $  --
President, Chief            2002    $120,000  $  --      $4,200(1)             --           --      $ --        $  --
Executive Officer,          2001    $120,000  $  --      $4,200(1)             --           --      $ --        $  --
Chief Financial
Officer and Director


Kevin Lockhart              2003    $     --  $  --      $      --             --           --      $ --        $  --
Former Secretary and        2002    $     --  $  --      $      --             --           --      $ --        $  --
Vice-Chairman(2)            2001    $120,000  $  --      $      --             --           --      $ --        $  --

----------
(1)      Represents Mr. Dauplaise's monthly car allowance of $350.
(2)      Mr. Lockhart resigned as Secretary and Vice-Chairman effective June 30,
         2002.


         The following table contains information regarding options granted during the year ended December 31, 2003 to Bio-One's named executive officer.

                             OPTION/SAR GRANTS TABLE

                                                            % TOTAL
                                                         OPTIONS/SAR'S
                                                           GRANTED TO
                                  NO. OF SECURITIES    EMPLOYEES IN YEAR
                                      UNDERLYING       ENDED DECEMBER 31
                                    OPTIONS/SAR'S             2003          EXERCISE OR BASE PRICE
NAME                                 GRANTED (#)              (%)               ($ PER SHARE)           EXPIRATION DATE
--------------------------        -----------------    -----------------    ----------------------      ---------------

Armand Dauplaise                         None                 N/A                   N/A                        N/A
President, Chief Executive
Officer, Chief Financial
Officer and Director

         The following table contains information regarding options exercised in the year ended December 31, 2003, and the number of shares of common stock underlying options held as of December 31, 2003, by Bio-One's named executive officer.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTIONS/SAR VALUES

                                                               NUMBER OF SECURITIES UNDERLYING          IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS/SAR'S            OPTIONS/SAR'S
                                    SHARES                                AT FY-END                      AT FY-END
                                 ACQUIRED ON        VALUE      -------------------------------      --------------------
                                   EXERCISE       REALIZED                   (#)                            ($)
                                 -----------      --------       -----------------------------   ---------------------------
NAME                                 (#)             ($)         EXERCISABLE     UNEXCERSIABLE   EXERCISABLE   UNEXERCSIABLE
----------------------------     -----------      --------       -----------     -------------   -----------   -------------

Armand Dauplaise                      --            --              --                --             --            --
President,
Chief Executive Officer,
Chief Financial Officer and
Director


STOCK OPTION GRANTS IN THE PAST FISCAL YEAR

         We have not issued any grants of stock options in the past fiscal year to any officer or director.

EXECUTIVE COMPENSATION: EMPLOYMENT AGREEMENTS

         In May 2000, we entered into an employment agreement with our President, Chief Executive Officer and Chairman of the Board, Mr. Armand Dauplaise, which provides in part for Mr. Dauplaise to receive an annual compensation of $120,000 per year plus a car allowance of $350 per month. Mr. Dauplaise's compensation has increased to $150,000 per year salary at the January 29, 2004 Board of Directors meeting. The agreement is renewable annually and has been renewed on an annual basis by Bio-One.

                             DESCRIPTION OF PROPERTY

         Our principal executive office is located at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708. Mr. Dauplaise, Bio-One's President and Chief Executive Officer, provides us with this office space at no charge. We are relocating to new office space upon completion of construction, which is anticipated in April 2004.

         Our new principal offices will occupy approximately 1,500 square feet and are leased for a term of five years. We consider these facilities to be adequate for our foreseeable needs.

                                LEGAL PROCEEDINGS

         None.

                             PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information about the beneficial ownership of our common stock as of April 1, 2004 by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.

                                          NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)         OWNED              PERCENT OWNED
---------------------------------------   -----------------        -------------
Armand Dauplaise
1630 Winter Springs Blvd.
Winter Springs, FL 32708                       3,630,000(2)              6.1%

                                          NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)         OWNED              PERCENT OWNED
---------------------------------------   -----------------        -------------
Irwin Newman
1630 Winter Springs Blvd.
Winter Springs, FL 32708                         314,262(3)                 *

Frank Clark
1630 Winter Springs Blvd.
Winter Springs, FL 32708                         203,041(3)                 *

Bernard Shinder
1630 Winter Springs Blvd.
Winter Springs, FL 32708                               0(3)                0%

Roy Lerman
1630 Winter Springs Blvd.
Winter Springs, FL 32708                         110,000(3)                 *

All Directors and Executive Officers
as a Group (Five Persons)                      4,257,303(4)              7.2%

----------
 *       Represents less than 1%.
(1) Applicable percentage of ownership is based on 59,515,870 shares of common stock outstanding as of April 1, 2004 together with securities exercisable or convertible into shares of common stock within 60 days of April 1, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 1, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)      Includes 900,000 shares held by Mr. Dauplaise's wife and children.
(3) Does not include 300,000 shares of restricted common stock that will be issued in consideration of this individual's service as a member of Bio-One's Board of Directors.
(4) Does not include the aggregate 1,200,000 shares of restricted common stock that will be issued in consideration of Messrs. Newman, Clark, Shinder and Lerman's service as a member of Bio-One's Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 2000, we entered into an employment agreement with our President and Chief Executive Officer, Armand Dauplaise, which calls for payment to him of $120,000 per year and an auto allowance of $350 per month. The term was for one year and we have renewed the agreement on each anniversary date.

         In June 2002, we borrowed $15,000 from Mr. Dauplaise. This obligation is repayable on demand and provides for interest on the outstanding principal balance at the rate of 5% per annum. Later in 2002, Mr. Dauplaise advanced an additional $55,000 which was repayable with interest at the rate of 5% per annum. All sums advanced by Mr. Dauplaise have been repaid from monies received under our previous Equity Line of Credit, dated July 25, 2002.

         On June 30, 2002, we entered into an agreement with Kevin Lockhart, a former officer and director, which provided in part for us to transfer certain assets and intangible property then owned by us or Crown Enterprises, our wholly owned subsidiary, to Mr. Lockhart in exchange for the forgiveness of accrued salaries and the redemption of 1,750,000 shares of our common stock owned by Mr. Lockhart.

                          MARKET PRICE OF AND DIVIDENDS
         ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Our common stock has been listed on the NASDAQ OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "BICO" since June 21, 2001.

         The following table sets forth the high and low bid prices for the common stock as reported on the Over-the-Counter Bulletin Board for each quarter since June 21, 2001 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

         The following table sets forth, for the period indicated, the bid price range of our common stock.

                    YEAR 2001                            HIGH BID      LOW BID
                    --------------------------------     --------      -------
                    Quarter Ended June 30, 2001           $0.280         $0.20
                    Quarter Ended September 30, 2001      $0.800         $0.28
                    Quarter Ended December 31, 2001       $0.550         $0.37

                    YEAR 2002                            HIGH BID      LOW BID
                    --------------------------------     --------      -------
                    Quarter Ended March 31, 2002          $0.470         $0.33
                    Quarter Ended June 30, 2002           $0.400         $0.11
                    Quarter Ended September 30, 2002      $0.440         $0.05
                    Quarter Ended December 31, 2002       $0.120         $0.03

                    YEAR 2003                            HIGH BID      LOW BID
                    --------------------------------     --------      -------
                    Quarter Ended March 31, 2003          $0.180         $0.04
                    Quarter Ended June 30, 2003           $0.090         $0.04
                    Quarter Ended September 30, 2003      $0.135         $0.06
                    Quarter Ended December 31, 2003       $0.095         $0.06

                    YEAR 2004                            HIGH BID      LOW BID
                    --------------------------------     --------      -------
                    Quarter Ended March 31, 2004          $0.500        $0.070

         On April 1, 2004, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.26 per share. As of April 1, 2004, we had in excess of 1,700 holders of common stock and 59,515,870 shares of our common stock were issued and outstanding. Many of our shares are held in brokers' accounts, so we are unable to give an accurate statement of the number of shareholders.

DIVIDENDS

         We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, $0.001 par value per share. As of April 1, 2004, 59,515,870 shares of common stock were issued and outstanding. The following description is a summary of the capital stock of Bio-One and contains the material terms of the capital stock. Additional information can be found in Bio-One's Articles of Incorporation and Bylaws.

         Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

PREFERRED STOCK

         Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our Board of Directors. As of April 15, 2004, 2,090,000 shares of preferred stock were issued and outstanding.

         Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financing and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. Our Board of Directors may issue additional preferred stock in future financing, but has no current plans to do so at this time.

         The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

CONVERTIBLE DEBENTURES

         As of April 1, 2004, we had issued a Secured Convertible Debenture in the principal amount of $15 million. The convertible debenture is convertible into shares of our common stock as a price per share that is equal to the lesser of (i) an amount equal to $0.75 or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The convertible debenture accrues interest at a rate of 5% per year and is convertible at the holder's option. The convertible debenture has a term of 7 months. Bio-One's option, the convertible debenture may be paid in cash or converted into shares of our common stock unless converted earlier by the holder. The payment terms are $1,000,000 per week for five weeks commencing on May 1, 2004, resuming on July 1, 2004 and September 1, 2004. Except after an event of default, as set forth in the Secured Convertible Debenture be entitled to convert such debenture for a number of shares of common stock of Bio-One in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially held by such holder and its affiliated to exceed 4.99% of the outstanding shares of common stock of Bio-One.

WARRANTS

         As of April 1, 2004, we had outstanding warrants to acquire 20,000,000 shares of common stock of Bio-One at $0.75 per share and 500,000 shares of common stock at $0.001 per share.

OPTIONS

         As of April 1, 2004, we did not have any options outstanding.

TRANSFER AGENT

         The transfer agent for our common stock is Continental Stock Transfer and Trust Company of New York, NY and its telephone number is 212-509-4000.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the corporate laws of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Bio-One, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS

         The financial statements of Bio-One incorporated herein have been so incorporated in reliance upon the report of Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, given upon their authority as experts in auditing and accounting. The financial statements of Physicians Nutraceutical Laboratories, Inc. for the year ended December 31, 2002 incorporated herein have been so incorporated in reliance upon the report of Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, given upon their authority as experts in auditing and accounting. THE FINANCIAL STATEMENTS OF PHYSICIANS NUTRACEUTICAL LABORATORIES, INC. FOR THE YEAR ENDED DECEMBER 31, 2001, INCORPORATED HEREIN HAVE BEEN SO INCORPORATED IN RELIANCE UPON THE REPORT OF STARCK WINTER SCHENKEIN & CO., LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, GIVEN UPON THEIR AUTHORITY AS EXPERTS IN AUDITING AND ACCOUNTING. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the 1933 Act.

                                  LEGAL MATTERS


         The validity of the shares of common stock offered hereby will be passed upon for us by Troy J. Rillo, Esquire.


                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

BIO-ONE CORPORATION
-------------------


PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.
-------------------------------------------

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2002 (AUDITED)

Independent Auditor's Report                                               F-19

Balance Sheet as of December 31, 2002                                      F-20

Statements of Operations for the year ended December 31, 2002              F-21

Statements as of Stockholders' Deficit
  for the year ended December 31, 2002                                     F-22

Statements of Cash Flows for the year ended December 31, 2002              F-23

Notes to the Financial Statements
  for the year ended December 31, 2002                                     F-24

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000 (AUDITED)

Independent Auditors Report                                                F-34

Balance Sheet as of December 31, 2001                                      F-35

Statements of Operations for the years ended December 31, 2001 and 2000    F-36

Statements of Stockholders' Deficit for the year ended December 31, 2001   F-37

Statements of Cash Flows for the years ended December 31, 2001 and 2000    F-38

Notes to the Financial Statements as of December 31, 2001                  F-39

                              BIO-ONE CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

                                 C O N T E N T S

Independent Auditors' Reports                                               F-4

Financial Statements:

  Consolidated Balance Sheets                                               F-5

  Consolidated Statements of Operations                                     F-6

  Consolidated Statements of Changes in Stockholders' Equity (Deficit)      F-7

  Consolidated Statements of Cash Flows                                     F-8

  Notes to the Consolidated Financial Statements                            F-9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Bio-One Corporation

         We have audited the accompanying consolidated balance sheets of Bio-One Corporation, as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bio-One Corporation as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/S/TSCHOPP, WHITCOMB & ORR, P.A.

February 17, 2004
Maitland, Florida

                               BIO-ONE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2003 and 2002

                                     ASSETS
                                     ------
                                                                              2003          2002
                                                                          -----------    -----------
Current assets:
      Cash                                                                $   210,021         14,742
      Accounts receivable                                                      16,652             --
      Inventory                                                                23,537             --
      Prepaid expenses                                                         35,437             --
                                                                          -----------    -----------

              Total current assets                                            285,647         14,742
                                                                          -----------    -----------

Property and equipment (note 4)                                                38,003          4,099

Other assets:
      Deposits and other assets                                               152,276             --
      Loan commitment fees, less accumulated amortization
         of $250,000 and $58,000                                              150,000        292,000
                                                                          -----------    -----------

                                                                          $   625,926        310,841
                                                                          ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

Current liabilities:
      Accounts payable                                                    $    32,659        124,596
      Notes payable (note 5)                                                  574,502         74,502
      Notes payable - shareholder                                                  --         71,008
      Accrued expenses (note 7)                                               151,761        111,375
                                                                          -----------    -----------

              Total current liabilities                                       758,922        381,481
                                                                          -----------    -----------

Stockholder's deficit:
      Common stock ($.001 par value; 100 million shares authorized;
           44,238,915 shares at December 31, 2003 and 18,854,695 shares
           at December 31, 2002 issued and outstanding)                        44,238         18,855
      Preferred stock ($.001 par value; 10,000,000
           shares authorized; none issued)                                         --             --
      Additional paid-in capital                                            3,081,750      1,786,377
      Accumulated deficit                                                  (3,258,984)    (1,875,872)
                                                                          -----------    -----------

              Total stockholders' deficit                                    (132,996)       (70,640)
                                                                          -----------    -----------

                                                                          $   625,926        310,841
                                                                          ===========    ===========

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years ended December 31, 2003 and 2002

                                                                                       2002
                                                                       2003         (RESTATED)
                                                                   ------------    ------------
Revenue:
     Product sales                                                 $    103,312          22,220

Cost of goods sold                                                       35,296           9,343
                                                                   ------------    ------------

         Gross profit                                                    68,016          12,877
                                                                   ------------    ------------

Selling, general and administrative:
     Professional fees                                                  745,763         845,491
     Salaries                                                           166,089          48,092
     Rent                                                                 5,835          12,563
     Other administrative                                               518,276         144,977
                                                                   ------------    ------------

         Total selling, general and administrative                    1,435,963       1,051,123
                                                                   ------------    ------------

Other income (expense):
     Interest expense                                                   (15,165)        (10,512)
     Other income                                                            --         146,997
                                                                   ------------    ------------

                 Net loss, before change in accounting principle     (1,383,112)       (901,761)

Change in accounting principle (note 10)                                     --         292,000
                                                                   ------------    ------------

                 Net loss                                          $ (1,383,112)       (609,761)
                                                                   ============    ============

Loss per common share:
         Basic                                                     $       (.04)           (.04)
                                                                   ============    ============

         Diluted                                                   $       (.04)           (.04)
                                                                   ============    ============

Weighted average number of common shares outstanding:
         Basic                                                       35,424,123      14,052,065
                                                                   ============    ============

         Diluted                                                     35,424,123      14,052,065
                                                                   ============    ============

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 2003 and 2002

                                                                       ADDITIONAL
                                                COMMON STOCK             PAID-IN     ACCUMULATED
                                            SHARES         AMOUNT        CAPITAL       DEFICIT         TOTAL
                                         -----------    -----------    -----------   -----------    -----------
Balances, December 31, 2001               12,812,086    $    12,812      1,030,988    (1,266,111)      (222,311)

Common stock issued for cash               5,404,959          5,405        234,595            --        240,000

Common stock issued for services             865,910            866        172,316            --        173,182

Common stock issued for commitment fee     1,521,740          1,522        348,478            --        350,000

Purchase and retirement of shares         (1,750,000)        (1,750)            --            --         (1,750)

Net loss                                          --             --             --      (609,761)      (609,761)
                                         -----------    -----------    -----------   -----------    -----------

Balances, December 31, 2002               18,854,695         18,855      1,786,377    (1,875,872)       (70,640)

Common stock issued for cash              24,910,955         24,911      1,253,345            --      1,278,256

Common stock issued for services             473,265            472         26,828            --         27,300

Non-employee warrants issued                      --             --         15,200            --         15,200

Net loss                                          --             --             --    (1,383,112)    (1,383,112)
                                         -----------    -----------    -----------   -----------    -----------

Balances, December 31, 2003               44,238,915    $    44,238      3,081,750    (3,258,984)      (132,996)
                                         ===========    ===========    ===========   ===========    ===========

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 2003 and 2002

                                                                   2003           2002
                                                               -----------    -----------
Cash flows used in operating activities:
     Net loss                                                  $(1,383,112)      (609,761)
     Adjustments to reconcile net loss to net
        cash used in operating activities:
         Depreciation and amortization                             201,557         60,884
         Stock based compensation                                   42,500        173,182
         Changes in operating assets and liabilities, net of
           effects of business acquired:
             Accounts receivable                                    19,087          1,672
             Inventory                                              23,347             --
             Prepaid expenses                                      (35,437)        15,153
             Other assets                                         (152,276)         1,700
             Accounts payable                                      (91,937)       108,559
             Accrued expenses                                      (59,794)       (78,936)
                                                               -----------    -----------

                 Net cash used in operating activities          (1,436,065)      (327,547)
                                                               -----------    -----------

Cash flows from investing activities:
     Purchase of equipment                                         (25,904)        (2,822)
                                                               -----------    -----------

                 Net cash used in investing activities             (25,904)        (2,822)
                                                               -----------    -----------

Cash flows from financing activities:
     Proceeds (repayment) from note payable to stockholder         (71,008)        71,008
     Issuance of common stock                                    1,278,256        240,000
     Proceeds from notes payable                                   500,000             --
     Payments for loan commitment fees                             (50,000)            --
                                                               -----------    -----------

                 Net cash provided by financing activities       1,657,248        311,008
                                                               -----------    -----------

Net change in cash                                                 195,279        (19,361)

Cash, beginning of period                                           14,742         34,103
                                                               -----------    -----------

Cash, end of period                                            $   210,021         14,742
                                                               ===========    ===========

Supplemental disclosure of cash flows information:
     Cash paid during the period for interest                  $    15,165         10,512
                                                               ===========    ===========

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

(A)      ORGANIZATION

The accompanying consolidated financial statements include the accounts of Bio-One Corporation (Bio-One or the Company) and its wholly owned subsidiary, Physicians Nutraceutical Laboratories, Inc. (PNLabs). All significant intercompany balances and transactions have been eliminated in consolidation. Bio-One and its subsidiaries have a December 31 fiscal year end.

Bio-One Corporation was incorporated in the State of Nevada, with capital stock of 20,000,000 shares at $ 0.001 par value, and 1,000,000 shares of preferred stock at $0.001 per value. On July 26, 2000, Bio-One Corporation approved and ratified an increase in the number of authorized shares of the Company's common stock from 20,000,000 to 100,000,000. On the same date, the Company approved and ratified an increase in the number of authorized shares of the Company's preferred stock from 1,000,000 to 10,000,000. On December 11, 2003, BIO-ONE Corporation approved and ratified an increase in the number of authorized shares of the Company's common stock from 100,000,000 to 500,000,000.

Crown Enterprises, Inc. was incorporated under the laws of the State of Florida on April 9, 1999. Crown had developed a complete line of naturopathic and nutritional supplement products that could be recommended to address the specific conditions identified by Crown's Microscopy "Live Blood Cell Analysis" Program. Crown's "sell through" concept coupled with its Microscopy Program and full line of naturopathic products placed Crown in the forefront of the preventative and alternative healthcare industry.

On May 30, 2000, Crown agreed to exchange shares with Bio-One Corporation, a Nevada company. Accordingly, Crown exchanged 10,000,000 shares of its stock for 10,000,000 shares of Bio-One stock in a business combination accounted for as a reverse acquisition. During the period Bio-One was in existence, prior to the reverse acquisition, its only activity was to raise equity capital. For accounting purposes, the reverse acquisition is reflected as if Crown issued its stock (10,000,000 shares) for the net assets of Bio-One. The net assets of Bio-One were not adjusted in connection with the reverse acquisition since they were monetary in nature.

In June 2002, Bio-One disposed of Crown's "Live Blood Cell Analysis" Program, by purchasing the common stock of a former shareholder/director. The Company's total focus is on vertically integrating manufacturing and marketing acquisitions within the nutritional supplements industry.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

(A)      ORGANIZATION - (CONTINUED)

In July 2002, the Company signed an agreement with Cornell Capital Partners, LP for a $10,000,000 Equity Line of Credit investment. Cornell Capital is a domestic hedge fund, which makes investments in small-to-mid-sized publicly traded companies. Under the Equity Line Agreement, Bio-One has the right, but not the obligation to require Cornell Capital to purchase shares of Bio-One common stock up to a maximum amount of $10,000,000 over a 24-month period commencing September 3, 2002. There is no minimum draw down although Bio-One may make draws, as provided below, during the term of the Equity Line. The purchase price of the shares will be 100% of the lowest closing bid price of Bio-One common stock during the five consecutive trading days immediately following receipt of the Company's notice of its intent to make an Equity Line draw, which notice may be withdrawn by the Company. Bio-One paid Cornell Capital a one-time fee equal to $350,000, payable in 1,478,261 shares of restricted common stock. This fee of $350,000 has been capitalized as a loan commitment fee and as being amortized over the 2 year term of the commitment. Amortization expense amounted to $175,000 and $58,000 for the years ended December 31, 2003 and 2002, respectively. Cornell Capital is entitled to retain 5% of each Equity Line advance.

In August 2002 the Company filed a SB-2 Registration Statement with the SEC and registered 30,000,000 shares of common stock for the purpose of raising equity capital. On September 3, 2002 the SEC declared the registration statement effective.

Operations of the Company through the date of these financial statements have been devoted primarily to identification and targeting of acquisition candidates, raising capital and administrative activities.

The Company's revenues will be generated with vertically integrating manufacturing and marketing acquisitions within the nutritional supplements industry.

On September 11, 2003, the Company acquired the assets of Physicians Nutraceutical Laboratories, Inc. (PNL), a marketing and distribution company of nutritional products. The acquisition was funded via seller's financing. The purchase price is a 5% royalty on all sales of PN Labs during the ensuing 5 years (estimated at $99,387). There was no goodwill recorded with this transaction.

(Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

(A)      ORGANIZATION - (CONTINUED)

This acquisition meets the Company's business objective of acquiring the assets of a marketing Company within the nutritional supplements industry. The results of operations of PNL are included in these financial statements from September 11, 2003 (date of acquisition) thru December 31, 2003.

The net assets acquired were as follows:

              Accounts receivable       $35,739       Good will             --
              Inventory                  46,884       Royalty payable  $99,387
              Property and equipment     16,761
                                        -------                        -------
                                        $99,387                        $99,387
                                        =======                        =======

The amounts allocated were determined by the following:

         o Accounts receivable at present values of amounts to be received less allowances for uncollectibility.

         o Inventories at estimated selling price less cost of disposal and profit allowance.

         o        Property and equipment at estimated replacement cost.

The Company may also make additional payments in excess of $99,387 to the extent that this is exceeded by the 5% royalty or sales in the next five years. Such additional payments would be recorded as goodwill, subject to impairment testing of FAS 142.

The acquisition has been accounted for under the purchase method of accounting.

Had the acquisition occurred January 1, 2002, consolidated net revenue for the year ended December 31, 2002 would have been approximately $827,000, net loss would have been approximately $1,086,000 and net loss per share would have been $(.08). The pro forma results are unaudited.

(Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

(A)      ORGANIZATION - (CONTINUED)

Had the acquisition occurred January 1, 2003, consolidated net revenue for the year ended December 31, 2003 would have been approximately $410,000, net loss would have been approximately $1,528,000 and net loss per share would have been $(.04). The pro forma results are unaudited.

(B)      REVENUE RECOGNITION

The principal sources of revenues are derived from product sales. Revenue from product sales is recognized when the product is shipped.

(C)      INVENTORY

Inventory consists of nutritional supplement products, which are valued at the lower of cost or market on first-in, first-out basis.

(D)      PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line methods over five-year estimated useful lives.

Depreciation expense amounted to $9,557 and $2,884 for the years ended December 31, 2003 and 2002, respectively.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

(Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

(E)      USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(F)      FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount reported in the balance sheet for cash, accounts receivable and accounts payable approximates fair values due to the immediate or short-term maturity of these financial instruments. Fair value for notes payable was based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities, and approximate carrying value.

(G)      CREDIT RISKS

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company sells its products to customers, at times extending credit for such sales. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

(H)      CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(I)      ADVERTISING COSTS

The Company expenses all costs of advertising as incurred. Advertising cost amounted to $5,598 and $0 for the years ended December 31, 2003 and 2002, respectively, and are included in selling, general and administrative expenses.

(Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

(J)      STOCK TRANSACTIONS

Shares issued for services performed are valued at either the fair value of equity instruments issued or the value of services performed, whichever is more reliably measurable.

(K)      STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which sets forth accounting and disclosure requirements for stock-based compensation arrangements. The new statement encourages but does not require, companies to measure stock-based compensation using a fair value method, rather than the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB no. 25".) The Company has adopted disclosure requirements of SFAS 123 and has elected to continue to record stock-based compensation expense using the intrinsic value approach prescribed by APB No. 25. Accordingly, the Company computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the Company's common stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation cost, if any, will be charged to operations over the vesting period. SFAS 123 requires companies electing to continue using the intrinsic value method to make certain pro forma disclosures.

(2)      INCOME TAXES

At December 31, 2003, the Company had a net operating loss carryforward for income tax purposes of approximately $3,000,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2019, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

(3)      BASIC LOSS PER COMMON SHARE

Basic loss per common share has been computed based upon the weighted average number of common shares outstanding during the period presented.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(4)      PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31,:

                                  2003     2002
                                -------   -----

Computer equipment              $28,402   2,468
Office furniture                 19,159   6,958
                                -------   -----
                                 47,561   9,426
Less accumulated depreciation     9,558   5,327
                                -------   -----

                                $38,003   4,099
                                =======   =====

(5)      NOTES PAYABLE

Notes payable consist of the following at December 31,:

                                                    2003      2002
                                                  --------   ------
Note payable to bank,
bearing interest at the rate of 9%,
due March 1, 2004, collateralized
by accounts receivable and inventory              $ 74,502   74,502

Note payable to Cornell Capital Partners,
bearing interest at 12%, due February 23, 2004     500,000       --
                                                  --------   ------

                                                  $574,502   74,502
                                                  ========   ======

(6)      COMMON STOCK

Common stock issued during the years ended December 31, 2003 and 2002:

2003:
  Common stock issued for services,
    valued at $.04 to $.06 per share         $   473,265
  Common stock issued for cash                24,910,955

2002:
  Common stock issued for services,
    valued at $.20 to $.23 per share           2,387,650
  Common stock issued for cash                 5,404,959

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(7)      COMMITMENTS

The Company has entered into an employment agreement with its founding director requiring aggregate annual salaries of $120,000 beginning in April 1999. At December 31, 2003 and 2002, $52,375 and $111,375, respectively, remained to be paid and are included in accrued expenses. In 2002, a former director left the Company forfeiting amounts due him. The amount forfeited was approximately $150,000 and is included in other income in the accompanying statement of operations.

(8)      STOCK BASED COMPENSATION

The Company plans to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, under which no compensation cost for stock warrants is recognized for stock purchase warrants granted at or above fair market value. As of December 31, 2003, the Company has not issued any employee stock options.

Accordingly, management has not presented the pro forma effects of the application of SFAS No. 123 herein with respect to net earnings and earnings per share for the years ended December 31, 2003 and 2002.

The Company accounts for non-employee stock options based on the fair value method in accordance with SFAS 123. Under SFAS 123, the Company recognizes compensation expense related to non-employee stock options based on the fair value of the options at the date of the grant, as determined by the Black-Scholes pricing model. This amount is charged to operations over the vesting period.

During 2003, the Company issued warrants to Cornell Capital Partners to purchase 500,000 shares of the Company's common stock. Compensation expense related to those warrants issued to non-employees of $15,200 was recognized in the accompanying statement of operations. There was no unearned compensation expense at December 31, 2003 and 2002.

(9)      SUBSEQUENT EVENTS

On February 4, 2004, BIO-ONE Corporation entered into a Stock Purchase Agreement to purchase 80% of the voting shares of American Nutritional Exchange, Inc. The purchase price is $1,000,000 to be paid in installments during 2004. The transaction will be accounted for as a purchase transaction with the results of operations of American Nutritional include in BIO-ONE Corporation's results of operations from the date of purchase.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(10)     CHANGE IN ACCOUNTING PRINCIPLE

In 2003, the Company determined that the $350,000 commitment fee paid to Cornell Capital is more appropriately capitalized, than expensed as previously reported. This fee is amortized over the life of the commitment (2 years).

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.
                     FINANCIAL STATEMENTS FOR THE YEAR ENDED
                                DECEMBER 31, 2002

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Shareholders and Board of Directors
Physicians Nutraceutical Laboratories, Inc.

         We have audited the accompanying balance sheet of Physicians Nutraceutical Laboratories, Inc. as of December 31, 2002 and the related statements of operations, stockholders' (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Physicians Nutraceutical Laboratories, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred substantial losses during the year ended December 31, 2002 and has working capital and stockholder deficits at December 31, 2002. Realization of the Company's assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event that the Company cannot continue in existence.


/s/ Tschopp, Whitcomb & Orr, P.A.

November 17, 2003
Maitland, Florida

                  PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                                 BALANCE SHEET

                               December 31, 2002

                                     ASSETS
                                     ------

Current assets:
     Cash                                                           $     2,065
     Accounts receivable                                                 13,124
     Inventory                                                           15,914
     Prepaid expenses                                                    15,000
                                                                    -----------
          Total current assets                                           46,103
                                                                    -----------
Property and equipment, net (note 3)                                     25,867
Other assets                                                              1,252
                                                                    -----------
                                                                    $    73,222
                                                                    ===========
                    LIABILITIES AND STOCKHOLDERS' (DEFICIT)
                    ---------------------------------------

Current liabilities:
     Accounts payable and accrued expenses                          $   545,854
     Due to affiliate                                                   328,597
     Note payable, officer (note 4)                                     188,444
                                                                    -----------
          Total current liabilities                                   1,062,895
                                                                    -----------
Stockholders' (deficit):
     Preferred stock, Series A convertible, $.001 par value,
       10,000,000 shares authorized, 514,162 shares issued
       and outstanding                                                      514
     Preferred stock, undesignated, 9,000,000 shares authorized              --
     Common stock, $.001 par value, 100,000,000 shares
       authorized, 2,925,848 shares issued and outstanding                2,926
     Additional paid-in capital                                       2,728,124
     Accumulated (deficit)                                           (3,721,237)
                                                                    -----------
                                                                       (989,673)
                                                                    -----------
                                                                    $    73,222
                                                                    ===========

See accompanying note to the financial statements.

                  PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                            STATEMENT OF OPERATIONS

                      For the year ended December 31, 2002

Revenue                                                              $  807,229
                                                                     ----------
Operating expenses:
     Cost of sales                                                      283,647
     Selling, general and administrative expenses                       689,913
                                                                     ----------
                                                                        973,560
                                                                     ----------
Net (loss)                                                           $ (166,331)
                                                                     ==========
Per share information - basic and fully diluted:
     Weighted average shares outstanding                              2,925,848
                                                                     ==========
     Net (loss) per share                                            $    (0.05)
                                                                     ==========

See accompanying notes to the financial statements.

                  PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                      STATEMENT OF STOCKHOLDERS' (DEFICIT)

                      For the year ended December 31, 2002

                               COMMON STOCK        PREFERRED STOCK
                          --------------------     ---------------      PAID-IN      ACCUMULATED
                            SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL       (DEFICIT)
                          ---------     ------     -------    ------   ---------     -----------
Balances,
  December 31, 2001       2,925,848     $2,926     514,162     514     2,748,872     (3,554,906)

Conversion of equity
  to debt                        --         --          --      --       (20,748)            --

Net loss                         --         --          --      --            --       (166,331)
                          ---------     ------     -------     ---     ---------     ----------

Balances,
  December 31, 2002       2,925,848     $2,926     514,162     514     2,728,124     (3,721,237)
                          =========     ======     =======     ===     =========     ==========


See accompanying notes to the financial statements.

                  PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS

                      For the year ended December 31, 2002

Net (loss)                                                            $(166,331)
     Adjustment to reconcile net (loss) to net cash
     (used in) operating activities:
          Depreciation                                                   11,176
          Write off of deferred offering costs                           10,000
          Loss on disposal of equipment                                   2,700
          Changes in operating assets and liabilites:
            Accounts receivable                                          19,600
            Inventory                                                    43,798
            Prepaid expenses                                             49,800
            Other assets                                                    529
            Deferred revenue                                           (244,020)
            Accounts payable and accrued expenses                       232,708
                                                                      ---------
               Net cash (used in) operating activities                  (40,040)
                                                                      ---------

Cash flows from financing activities:
     Proceeds from amounts due to affiliate                             (39,597)
     Payments, notes payable - officer                                   (3,709)
                                                                      ---------
               Net cash provided by financing activities                (43,306)
                                                                      ---------
Net (decrease) increase in cash                                         (83,346)
Beginning - cash balance                                                 85,411
                                                                      ---------
Ending - cash balance                                                 $   2,065
                                                                      =========
Supplemental cash flow information:
     Cash paid for income taxes                                       $      --
                                                                      =========
     Cash paid for interest                                           $      --
                                                                      =========

Supplemental schedule of non cash investing and financing activity:
     During the year end December 31, 2002, the Company and NSS agreed to convert $20,748 of previous capital contributions to advance from affiliate.

See accompanying notes to the financial statements.

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)      ORGANIZATION

The Company was incorporated on October 26, 1999 in the State of Florida and is in the business of marketing and distributing nutritional products.

The Company had been a wholly owned subsidiary of Nutrition Superstores.com, Inc. ("NSS"). During February 2001 the Company agreed to issue to NSS 2,898,348 shares of common stock and 440,416 shares of preferred stock. The issuance was conditioned upon NNS's approval of a spin off of the Company to the shareholders of NSS, which was also approved in February 2001 (see note 5).

(B)      REVENUE RECOGNITION

The Company recognizes revenue when its products are shipped or services are provided.

(C)      PRODUCT DEVELOPMENT COSTS

The Company's web site will comprise multiple features and offerings that are currently under development, and it is anticipated that the offerings will require future development and refinement. In connection with the development of its products, the Company will incur external costs for hardware, software, and consulting services, and internal costs for payroll and related expenses of its technology employees directly involved in the development. All hardware costs will be capitalized. Purchased software costs will be capitalized in accordance with Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. All other costs will be reviewed for determination of whether capitalization or expense as product development cost is appropriate.

(D)      INVENTORY

Inventory, which consists principally of finished goods, is stated at the lower of cost or market using the first-in, first-out method.


                                                                    (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(E)      PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

                                                                    YEARS
                                                                    -----
                Equipment                                             5
                Furniture and fixtures                                5
                Automotive equipment                                  5

(F)      CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(G)      ADVERTISING COSTS

The Company expenses all costs of advertising as incurred. Advertising costs included in selling, general and administrative expenses aggregated $27,603 during 2002.

(H)      FINANCIAL INSTRUMENTS

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include, cash, accounts receivable, accounts payable and accrued expenses and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates available to the Company for debt of the same remaining maturities.


                                                                    (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(I)      LONG-LIVED ASSETS

The carrying value of long lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on the undiscounted expected future cash flows from the impaired assets.

(J)      NET INCOME (LOSS) PER COMMON SHARE

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods when they are anti dilutive common stock equivalents, if any, are not considered in the computation.

(K)      USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                                                    (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(L)      INCOME TAXES

The Company follows SFAS 109, "Accounting for Income Taxes" for recording the provision for incomes taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

(M)      DEFERRED OFFERING COSTS

The Company defers costs associated with the raising of capital until such time as the offering is completed, at which time the costs are charged against the capital raised. Should the offering be terminated the costs are charged to operations during the period when the offering is terminated.

(N)      STOCK BASED COMPENSATION

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

The Company accounts for stock based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees" but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.


                                                                    (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(2)      BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses during the year ended December 31, 2002 of $166,331. In addition, the Company has a working capital deficit of $1,016,792 and a stockholders' deficit of $989,673 at December 31, 2002.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and the achievement of profitable operations. The Company is in the process of attempting to raise additional equity capital through a private placement.

The accompanying financial statements do not include any adjustment that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

(3)      PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2002:

         Furniture and fixtures                                    $ 8,031
         Equipment                                                  17,890
         Automotive equipment                                       23,472
                                                                  ---------
                                                                    49,393
         Less: accumulated depreciation                             23,526
                                                                  ---------
                                                                   $25,867
                                                                  =========

Depreciation expense charged to operations was $11,176 during 2002.


                                                                    (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(4)      NOTES PAYABLE - OFFICER

At December 31, 2002 note payable - officer consisted of the following:

Notes payable with interest at 5% per annum,  due on demand
or if demand is not made, on December 31, 2003                         $188,444
                                                                       ========

(5)      STOCKHOLDERS' (DEFICIT)

PREFERRED STOCK

The Board of Directors has authorized the issuance of 1,000,000 shares of $.001 par value convertible preferred stock designated as Series A. Commencing on June 1, 2001 the holders of Series A shall be entitled to an 8.75% annual non-cumulative dividend in cash or at the option of the Company shares of the Company's common stock. No dividends were declared by the board of directors for the year ended December 31, 2002. Each share of Series A shall be convertible into common stock at the conversion price of 1/3 of the initial public offering price of the Company's common stock, provided however, that in the event the Company does not complete a public offering the Series A will be convertible at $5 per share but only at the expiration date of the Series A on May 31, 2004.

SHARE ISSUANCE

During February 2001 in exchange for the 100,000 common shares held by the Parent the Company agreed to issue to its Parent 2,898,348 shares of common stock and 440,416 shares of preferred stock. The issuance was conditioned upon the Parent's approval of a spin off of the Company to the shareholders of the Parent, which was approved in February 2001. All share and per share amounts have been retroactively restated to reflect the issuance.


                                                                    (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(5)      STOCKHOLDERS' (DEFICIT) (CONTINUED)

STOCK BASED COMPENSATION

The Company agreed to issue options to purchase 27,500 shares of common stock at an exercise price of $2.00 per share and options to purchase 35,000 shares at an exercise price of $5.00 per share.

The Company accounts for stock-based compensation plans by applying APB 25 and related interpretations. Under APB 25, because the exercise price of the Company's employee stock options approximates or exceeds the market price of the underlying stock at the date of grant, no compensation cost is recognized.

SFAS 123 requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The fair value of the option grants is estimated on the date of grant utilizing the minimum value method with the following weighted average assumptions for grants during the years ended December 31, 2001 and 2000; expected life of options of 10 years, expected volatility of 0%, risk-free interest rate of 1.5% and no dividend yield. The weighted average fair value at the date of grant for options granted during the years ended December 31, 2001 and 2000 was $0.00.

Under the provisions of SFAS 123, the Company's net loss and loss per share would not have been effected.

A summary of stock option activity is as follows:

                                            Number            Weighted-       Weighted-
                                              Of           Average Exercise    Average
                                            Shares              Price         Fair Value
                                         -------------    -----------------   -----------

Balance at December 31, 2001              62,500              $ 3.65            $  --
Granted in current year                       --                  --               --
                                         --------            --------          -------

Balance at December 31, 2002              62,500              $ 3.65            $  --
                                         ========            =======           =======

                                                                     (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(5)      STOCKHOLDERS' (DEFICIT) (CONTINUED)

STOCK BASED COMPENSATION (CONTINUED)

The following tables summarizes information about fixed-price stock options at December 31, 2002:

                                       OUTSTANDING                                                  EXERCISABLE
                                       -----------                                                  -----------
                                                  Weighted-            Weighted-                               Weighted-
                                                   Average              Average                                 Average
     Exercise                  Number            Contractual           Exercise              Number             Exercise
       Price                Outstanding              Life                Price             Exercisable           Price
--------------------      -----------------    -----------------    ----------------     ----------------    ---------------
          $5.00                 35,000              8 years               $5.00               27,000              $5.00
          $2.00                 27,500              9 years               $2.00                   --              $2.00


(6)      INCOME TAXES

At December 31, 2002, the Company had a net operating loss carryforward for income tax purposes of approximately $3,600,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2019, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

(7)      COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACT

During January 2001, the Company entered into an employment contract with its vice president of marketing, which provides for a salary of $80,000 for 2001 and $125,000 in 2002, and 10,000 options to purchase the Company's common stock (see note 5). The contract may be terminated upon 90 days notice.

                                                                    (Continued)

                   PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

(7)      COMMITMENTS AND CONTINGENCIES (CONTINUED)

PRODUCT DISTRIBUTION AGREEMENT

During November 2001, the Company entered into a three year exclusive agreement for distribution of substantially all of its products to the mass retail outlets in the United States, Puerto Rico Guam and the U.S. Virgin Islands. This agreement is renewable for a one year period provided that the distributor purchases at least $4,000,000 in product during the final year of the initial three year term and for additional one year periods provided that the distributor purchases at least $4,000,000 in product adjusted for price increases by the Company during the proceeding one year term. In addition, the Company has agreed to issue three year warrants to purchase its common stock should the distributor pre pay for an order. For each advance payment the Company will issue the number of warrants determined by multiplying the amount of the advance by 7.5% and dividing by 4 and then dividing by the exercise price of the warrants. The resulting number will then be multiplied by 150%. The exercise price of the warrants is $1.50. During December 2001, the distributor prepaid an order in the amount of $244,020 and received 4,576 warrants, which expire during December 2004. This amount was recognized as revenue in January 2002. In conjunction with this order the Company advanced its supplier $64,800 for product to be delivered to the distributor. Had the Company computed the value of the warrants issued in accordance with the provisions of SFAS No. 123 there would be no change in the reported net loss or loss per share.

(8)      RELATED PARTY TRANSACTIONS

During 2002 the Company's president was not paid the salary due to him aggregating $120,000. The total unpaid salary due to this officer amounts to $252,000 and is included in accrued expenses in the accompanying balance sheet.

In addition, through December 31, 2002 NSS made working capital advances aggregating $328,597 to the Company. These amounts are included in amounts due to affiliate in the accompanying balance sheet.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Bio-One's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification,
(ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Bio-One.

                 Securities and Exchange Commission Registration Fee    $ 7,100
                 Printing and Engraving Expenses                        $ 5,000
                 Accounting Fees and Expenses                           $20,000
                 Legal Fees and Expenses                                $40,000
                 Miscellaneous                                          $12,900
                                                                        -------
                 TOTAL                                                  $85,000
                                                                        =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In March 2001, the Company sold 400,000 and 100,000 shares of its common stock to John M. Moxen and Ohio Well Management, Inc., an Ohio corporation respectively for a total of $125,000. The Company issued warrants to purchase an additional 500,000 shares of the Company's common stock at an exercise price of $1.00 per share or eighty percent (80%) of the average bid price for the first three (3) weeks of public trading, whichever is lower. The warrants have expired.

         In April 2001, the Company issued 10,000 shares of its common stock to Curt Jones, who served as a financial consultant to the Company.

         In May 2001, the Company issued 100,000 shares of its common stock and a warrant to purchase an additional 100,000 shares of its common stock at an exercise price of $0.29 to Arthur Szatkowski for $25,000. The warrants expired June 22, 2002.

         In June 2001, the Company issued 10,000 shares of its common stock to Curt Jones, who served as a financial consultant to the Company.

         In June 2001, the Company issued 2,000 shares of its common stock to Charles A. Gaudio & MaryAnn Gaudio JTWROS for services in connection with production of the Company's website.

         In July 2001, the Company issued 285,624 shares and 31,735 shares of its restricted common stock to Irwin Newman and Jeffrey Gerstein respectively, in connection with a consulting agreement entered into between the Company and Mr. Newman.

         In August 2001, the Company issued 416,667 shares of its common stock to John M. Moxen upon the conversion of Mr. Moxen's promissory note dated May 25, 2001.

         In August 2001, the Company issued 50,000 shares of its common stock to each of Richard Friedman and Jeffrey Markowitz for services in connection with certain financial advisory services rendered to the Company.

         In August 2001, the Company issued 46,296 shares of its common stock to each of Gloria Burkholder, Julie Gingrich and Sherry Schrock upon the conversion of Margaret Schrock's promissory note dated December 5, 2000.

         In September 2001, the Company issued 100,000 shares of its common stock to Robert Gingras upon the exercise of a warrant to purchase shares of its common stock at an exercise price of $0.25 per share, for a cumulative purchase price of $25,000.

         In September 2001, the Company issued 90,000 shares of its common stock to the Margaret F. Schrock Family Trust upon the exercise of a warrant to purchase shares of its common stock at an exercise price of $0.29 per share, for a cumulative purchase price of $26,100.

         In November 2001 we issued the following shares:

                                                     NUMBER OF
                  NAME OF SHAREHOLDER                 SHARES       CONSIDERATION
                  -------------------                ---------     -------------
                  Robert Gingras                      300,000      $75,000 Cash
                  Frank Clark                          23,936      Consulting
                  Richard Wexler                        5,000      Consulting
                  Steve Scott                           5,000      Consulting

         In August, 2002 we issued 1,478,261 shares in connection with the Equity Line of Credit. Cornell Capital Partners assigned all of the 1,478,261 shares of common stock it received as the $350,000 commitment fee under the Equity Line of Credit to 7 individuals as follows:

                  NAME OF SHAREHOLDER                           NUMBER OF SHARES
                  -------------------                           ----------------
                  Howard Salamon                                    147,826
                  Mark A. Angelo                                    266,087
                  Robert Farrell                                    266,087
                  Joseph Donahue                                    266,087
                  Matthew Beckman                                   266,087
                  Gerald Eicke                                      133,043
                  George Kanakis                                    133,044

         We also issued 43,759 shares to Westrock Advisors in connection with a placement agent agreement.

         In October 2002, we issued shares to the following individuals for consulting services:

                  NAME OF SHAREHOLDER                           NUMBER OF SHARES
                  -------------------                           ----------------
                  Irwin Newman                                       31,090
                  Jeffrey Gerstein                                    3,450
                  Gary Whorle                                        10,000

         In December 2002, we issued 110,000 shares to Roy Lerman for consulting services.

         Through December 31, 2003, we issued the following shares:

                  NAME OF SHAREHOLDER                           NUMBER OF SHARES
                  -------------------                           ----------------
                  Irwin Newman                                       145,045
                  Jeffrey Gerstein                                     8,115
                  Frank Clark                                        179,105
                  Scott Sieck                                        141,000

         These shares were issued for business consulting services.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Bio-One so as to make an informed investment decision. More specifically, Bio-One had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Bio-One's common stock.
ITEM 27.  INDEX TO EXHIBITS

EXHIBIT NO.        DESCRIPTION                                          LOCATION
-----------        -----------                                          --------
3.(i).1            Articles of Incorporation of Bio-One Corporation     Incorporated by reference to the Company's
                   filed February 24, 1998                              Registration Statement filed on Form 10-SB filed
                                                                        November 3, 2000
3.(i).2            Certificate of Amendment of Articles of              Incorporated by reference to the Company's
                   Incorporation filed August 7, 2000                   Registration Statement filed on Form 10-SB filed
                                                                        November 3, 2000
3.(i).3            Certificate of Amendment of Articles of              Incorporated by reference to the Company's
                   Incorporation filed January 6, 2004                  Registration Statement filed on Form SB-2 July 15,
                                                                        2003
3.(ii).1           Bylaws of Bio-One Corporation                        Incorporated by reference to the Company's
                                                                        Registration Statement filed on Form 10-SB filed
                                                                        November 3, 2000

5.1                Opinion re:  Legality                                Provided herewith

10.1               Share Exchange Agreement between the Company and     Incorporated by reference to the Company's
                   Crown Enterprises Dated May 20, 2000                 Registration Statement filed on Form 10-SB filed
                                                                        November 3, 2000
10.2               Employment Agreement between the Company and         Incorporated by reference to the Company's
                   Armand Dauplaise dated May 30, 2000                  Registration Statement filed on Form 10-SB filed
                                                                        November 3, 2000
10.3               Equity Line of Credit Agreement between the          Incorporated by reference to the Company's
                   Company and Capital Partners, LP dated July 25,      Quarterly report filed on Firm 10-QSB for the
                   2002                                                 period ended June 30, 2002 on August 14, 2002
10.4               Placement Agent Agreement between Bio-One Corp and   Incorporated by reference to the Company's Form
                   Westrock Advisors                                    SB-2 Registration Statement filed August 27, 2002
10.5               Registration Rights Agreement between Bio-One        Incorporated by reference to the Company's Form
                   Corporation and Cornell Capital Partners, LLP        SB-2 Registration Statement filed August 27, 2002
10.6               Escrow Agreement between Bio-One Corporation,        Incorporated by reference to the Company's Form
                   Cornell Capital Partners, L.P. Butler Gonzalez LLP   SB-2 Registration Statement filed August 27, 2002
                   and Wachovia Bank, N.A.
10.7               Agreement between the Company and Kevin Lockhart     Incorporated by reference to the Company's
                   and General Release in connection with redemption    Form 8-K filed August 2, 2002
                   of shares and resignation as Board Member
10.8               Asset Purchase and Sale Agreement by and among       Incorporated by reference to the Company's Current
                   Bio-One Corp., PNLabs, Inc. and Physicians           Report on Form 8-K filed January 9, 2004
                   Nutraceutical Laboratories, Inc.
10.9               Term Sheet between Investors Corporation and         Incorporated by reference to the Company's Form
                   Bio-One Corporation                                  SB-2 Registration Statement filed August 27, 2003
10.10              Financial Consulting Agreement, dated June 20,       Incorporated by reference to the Company's Form
                   2003 by and between Bio-One Corporation and Health   SB-2 Registration Statement filed August 27, 2003
                   Business Partners, LLC

EXHIBIT NO.        DESCRIPTION                                          LOCATION
-----------        -----------                                          --------
10.11              Stock Purchase Agreement, effective as of February   Incorporated by reference to the Company's
                   4, 2004, by and between Bio-One Corporation and      Amendment No. 1 to Form 8-K filed April 2, 2004
                   American Nutritional Exchange, Inc.

10.12              Secured Promissory Note, dated February 4, 2004      *
10.13              Security Agreement, dated February 4, 2004, by and   *
                   between Bio-One Corporation and Cornell Capital
                   Partners, LP
10.14              Standby Equity Distribution Agreement, dated March   *
                   26, 2004, by and between Bio-One Corporation and
                   Cornell Capital Partners, LP
10.15              Registration Rights Agreement, dated March 26,       *
                   2004, by and between Bio-One Corporation and
                   Cornell Capital Partners, LP
10.16              Escrow Agreement, dated March 26, 2004, by and       *
                   between Bio-One Corporation and Cornell Capital
                   Partners, LP
10.17              Placement Agent Agreement, dated March 26, 2004,     *
                   by and among Bio-One Corporation, Cornell Capital
                   Partners, LP and Newbridge Securities Corporation
10.18              Securities Purchase Agreement, dated March 31,       *
                   2004, by and between Bio-One Corporation and
                   Cornell Capital Partners, LP
10.19              Secured Convertible Debenture, dated March 31, 2004  *
10.20              Investor Registration Rights Agreement, dated        *
                   March 31, 2004, by and between Bio-One Corporation
                   and Cornell Capital Partners, LP
10.21              Security Agreement, dated March 31, 2004, by and     *
                   between Bio-One Corporation and Cornell Capital
                   Partners, LP
10.22              Warrant, dated March 31, 2004                        *

EXHIBIT NO.        DESCRIPTION                                          LOCATION
-----------        -----------                                          --------

23.1               Consent of Troy Rillo, Esq.                          Included in Exhibit 5.1
23.2               Consent of Tschopp, Whitcomb & Orr, P.A.             Provided herewith
23.3               Consent of Tschopp, Whitcomb & Orr, P.A.             Provided herewith

----------
* Filed as an exhibit to the Registration Statement on Form SB-2 filed with the Commission on April 14, 2004.

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a) (3) of the Securities Act of 1933 (the "ACT");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remains unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Winter Springs, Florida, May 5, 2004.

                      BIO-ONE CORPORATION

                      By:  /s/ Armand Dauplaise
                         -----------------------------------------------
                      Name:    Armand Dauplaise
                      Title:   President, Chief Executive Officer,
                               Chief Financial Officer,
                               Principal Accounting Officer and Director(1)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Armand Dauplaise his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE              TITLE                                    DATE
---------              -----                                    ----

/s/ Armand Dauplaise   President, Chief Executive Officer,      May 5, 2004
--------------------   Chief Financial Officer,
Armand Dauplaise       Principal Accounting Officer
                       and Director(1)

/s/ Irwin Newman       Director                                 May 5, 2004
--------------------
Irwin Newman

/s/ Bernard Shinder    Director                                 May 5, 2004
--------------------
Bernard Shinder

/s/ Frank Clark        Director                                 May 5, 2004
--------------------
Frank Clark

/s/ Roy Lerman         Director                                 May 5, 2004
--------------------
Roy Lerman
----------
(1) Mr. Dauplaise serves as Bio-One's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and a member of the Board of Directors.